UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Gleacher & Company, Inc.
(Name of Registrant as Specified In Its Charter)

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Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, NY 10104

April 26, 2012

Dear Stockholder:

        Enclosed you will find the notice of our 2012 annual meeting of stockholders and the related proxy statement and proxy card. Please read these materials carefully — they provide information, and ask you to take action, on several important matters relating to the governance and operation of your company.

        The past year was a significant period of transition for Gleacher & Company. Most notably, in 2011 the Board of Directors appointed a new Chief Executive Officer, Thomas Hughes, and a new Chief Operating Officer, John Griff. Tom, John and the rest of the Company's senior leadership team, as well as most of the members of the Board of Directors, will be in attendance at the Annual Meeting.

        Tom Hughes became our CEO in early May and enabled a smooth management transition because of his in-depth familiarity with the financial services industry. Your Board believes that Tom's extensive background in investment banking, asset management and real estate finance, as well as his significant experience as a senior executive at other companies, will provide stable and strong leadership for your Company to move forward successfully and create meaningful value.

        John Griff became our COO in July and brings more than 30 years of leadership experience in the financial services industry. John has particular expertise in investment banking, fixed income and asset management, making him well suited to serve as our Chief Operating Officer. We recognize that the past few years have been marked by several executive changes, so your Board is especially pleased that Tom and John have demonstrated a long-term commitment to Gleacher & Company by taking most of their compensation in long-term equity incentives.

        While the past year was challenging, the Company made significant progress in a variety of governance and operational areas. In the area of governance, we:

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  adopted a "majority voting" standard for the election of directors,

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  created the new position of lead independent director on our Board,

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  adopted stock ownership guidelines for our executive officers and directors to enhance the alignment of our leadership team with our stockholders,

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  adopted a policy to "claw-back" incentive compensation based on inaccurately reported financial results, eliminating the incentive for, and therefore reducing the risk of, financial misconduct,

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  committed to exclude tax "gross up" provisions in future compensation arrangements for our executive officers, and

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  adopted a more rigorous management succession planning policy.

        Additionally, as you know, we developed and are now implementing a new long-term strategic business plan. One of the key components of that plan is to restructure our compensation programs to reduce our compensation-to-revenue ratio while supporting the key objectives of attracting, retaining and incentivizing highly skilled management and revenue-producing personnel. Our new management team has moved decisively to adjust compensation arrangements with the goal of achieving an appropriate balance between stockholder returns and employee incentives. As a result, we expect overall compensation ratios going forward to be more in line with industry standards. Our management team continues to work on this ongoing initiative.

        Your Board is committed to maximizing stockholder value with a more focused platform, and we look forward to the Company's continued progress toward achieving this goal.

        We look forward to seeing those of you who will be able to attend the Annual Meeting.

        Sincerely yours,

Eric J. Gleacher Chairman of the Board	Bruce Rohde Lead Independent Director

Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, NY 10104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2012

        NOTICE IS HEREBY GIVEN that the 2012 annual meeting of the stockholders (the "Annual Meeting") of Gleacher & Company, Inc. (the "Company") will be held at the offices of the Company, located at 1290 Avenue of the Americas, New York, NY 10104, at 9:00 a.m., local time, on May 24, 2012, for the following purposes:

          (1)   to elect nine individuals to the Board of Directors for a term of one year;

          (2)   to approve, on an advisory basis, the compensation of our named executive officers as described herein;

          (3)   to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012; and

          (4)   to consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

        We ask that you give these matters your careful attention.

        The Gleacher & Company, Inc. Board of Directors unanimously recommends that the stockholders vote (1) "FOR" the election of the nine individuals named as nominees under the heading "Election of Directors"; (2) "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as described herein; and (3) "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

        Your participation in the Annual Meeting, in person or by proxy, is important. We have recently amended our bylaws to provide that each nominee for director in an uncontested election will be elected if the votes cast "FOR" that nominee exceed the votes cast "AGAINST" that nominee. For either of Proposals 2 and 3 to be approved, such proposal must receive "FOR" votes constituting a majority of the votes cast at the Annual Meeting with respect to shares entitled to vote thereon. Proposals 2 and 3 are submitted to our stockholders on an advisory basis only. The outcome of voting on these proposals will be considered by our Board of Directors but will not be binding on the Company.

        Holders of common stock of record as of the close of business on April 18, 2012 are entitled to receive notice of and vote at the Annual Meeting. A list of such stockholders may be examined at the Annual Meeting.

        Important Notice Regarding the Availability of Proxy Materials:    The Proxy Statement and the Proxy Card relating to the Annual Meeting and the Company's 2012 Annual Report, and any amendments to the foregoing materials that are required to be furnished to stockholders, are available for you to review online at www.gleacher.com under the heading "Investor Relations — Annual Report and Proxy Statement."

        If you hold your shares through a broker or other nominee (that is, in "street name"), you cannot vote your shares directly but must instead instruct your broker or other nominee to vote your shares. If you do not give your broker or other nominee voting instructions, your shares will be voted only if your broker or other nominee is allowed to exercise voting discretion with respect to your shares. Under New York Stock Exchange rules, your broker or other nominee is permitted to exercise voting discretion only with respect to "routine" matters. The only "routine" matter to be acted upon at our Annual Meeting is Proposal 3, the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker or other nominee, your shares will not be counted in determining the outcome of the election of directors or the advisory vote to approve executive compensation. We encourage you to provide voting instructions to your brokers or other nominees if you hold your shares in street name so that your voice is heard in these important matters.

        We hope that you are planning to attend the Annual Meeting personally, and we look forward to seeing you there. Whether or not you are able to attend in person, it is important that your shares be represented at the Annual Meeting. For that reason we ask that you promptly sign, date, and mail the enclosed proxy card in the return envelope provided. In addition to using the traditional proxy card, you can also vote over the internet or by telephone. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record for detailed information. Stockholders of record who attend the Annual Meeting may revoke any proxy previously given and vote in person.

By Order of the Board of Directors,
Patricia A. Arciero-Craig Secretary

New York, New York
April 26, 2012

Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, NY 10104

ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting of Stockholders
May 24, 2012

        This Proxy Statement is being furnished to the stockholders of Gleacher & Company, Inc. (the "Company") in connection with the solicitation by the board of directors (the "Board" or "Board of Directors") of proxies for use at the 2012 annual meeting of stockholders (the "Annual Meeting") to be held at the Company's offices, located at 1290 Avenue of the Americas, New York, NY 10104 at 9:00 a.m., local time, on May 24, 2012, and any postponements or adjournments thereof. The mailing address of the Company's principal offices is 1290 Avenue of the Americas, New York, NY 10104. The telephone number at that address is 212-273-7100. As used in this Proxy Statement, the terms "we," "our," and "us" refer to the Company and its subsidiaries.

        At the Annual Meeting, the stockholders of the Company will be asked to:

          (1)   elect nine individuals to the Board of Directors for a term of one year;

          (2)   approve, on an advisory basis, the compensation of our named executive officers as described herein;

          (3)   ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012; and

          (4)   to consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Proxy Solicitation

        This Proxy Statement and the enclosed form of proxy are expected to be mailed on or about April 26, 2012. In addition to these mailed proxy materials, our directors, officers and other employees may also solicit proxies in person, by telephone or by other means of communication. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons.

        The distribution and solicitation of proxy materials will also be supplemented through the services of Georgeson Inc., a proxy solicitation firm we have engaged for this purpose.

Voting by Proxy, Internet or Telephone

        Stockholders who cannot attend the Annual Meeting in person can be represented by proxy. To vote by proxy, stockholders may complete the proxy card in the form enclosed and mail it in the envelope provided. Stockholders can also vote over the internet or by using a toll-free telephone number. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee for detailed information.

        Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice of revocation to the Company's Corporate Secretary, by executing a later-dated proxy, by voting over the internet or by telephone or, for stockholders of record, by attending and voting in person at the Annual Meeting. The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting in person, but attendance at the Annual Meeting will not, by itself, revoke a proxy. Proxies properly completed and received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting.

 Voting, Record Date and Quorum

        Proxies will be voted as specified or, if no direction is indicated on a proxy, will be voted (1) "FOR" the election of the nine individuals named as nominees under the heading "Election of Directors"; (2) "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as described herein; and (3) "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

        If you hold your shares through a broker or other nominee (that is, in "street name"), you cannot vote your shares directly but must instruct your broker or other nominee to vote your shares. If you do not give your broker or other nominee voting instructions, applicable rules prohibit the broker or other nominee from voting your shares except as to Proposal 3. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on other, important matters.

        As to any other matter or business which may be brought before the Annual Meeting, including any adjournment(s) or postponement(s), a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons exercising the proxy. As of the date hereof, the Board does not know of any such other matter or business.

        We set forth below the votes required to approve each of the proposals to be submitted to our stockholders at the Annual Meeting. As explained elsewhere, abstentions and broker non-votes will have no effect on the voting results.

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  Each nominee for director in an uncontested election (that is, where there have been nominated only that number of individuals as there are director positions to be filled) will be elected if the votes cast "FOR" that nominee exceed the votes cast "AGAINST" that nominee. Votes cast with respect to the election of directors do not include abstentions and broker non-votes. In the event of a contested director election (that is, where there are more nominees than there are director positions to be filled), a plurality standard will apply, meaning that the nine nominees receiving the greatest number of votes shall be elected.

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  To be approved, Proposals 2 and 3 must receive "FOR" votes constituting a majority of the votes cast.

        Proposals 2 and 3 are submitted to our stockholders on an advisory basis only. The outcome of voting on these proposals will be considered by our Board of Directors but will not be binding on the Company.

        The Board has fixed the close of business on April 18, 2012 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. As of that date, 127,185,696 shares of common stock were outstanding. Each stockholder will be entitled to cast one vote, in person or by proxy, for each share of common stock held. Except for the common stock, the Company does not have any outstanding shares of any series or class of voting securities. The presence, in person or by proxy, of the holders of at least a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. As a result, 63,592,849 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Abstentions and broker non-votes (as described below) will be counted in determining whether a quorum has been reached.

        The Gleacher & Company, Inc. Board of Directors unanimously recommends that the stockholders vote (1) "FOR" the election of the nine individuals named as nominees under the heading "Election of Directors"; (2) "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as described herein; and (3) "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

Questions and Answers about this Proxy Statement, the Enclosed Proxy Card and Voting

        The following are some questions that you, as a stockholder of the Company, may have regarding the matters being considered at the Annual Meeting and the answers to those questions. We urge you to read carefully the remainder of this Proxy Statement because the information in this section does not provide all the information that might be important to you with respect to the matters being considered at the Annual Meeting.

Why am I receiving these materials?

        We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote at our Annual Meeting to be held on May 24, 2012. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. Telephone and internet voting is also available. If you are not a stockholder of record, to vote in person at the Annual Meeting you must obtain and present a valid proxy card from your broker or other nominee. The distinction between stockholders of record and beneficial owners is described below under the heading "Who can vote at the Annual Meeting?"

        We intend to mail this Proxy Statement and accompanying proxy card on or about April 26, 2012 to all stockholders of record entitled to vote at the Annual Meeting.

What am I voting on?

        There are three matters scheduled for a vote at the Annual Meeting:

          (1)   the election of nine individuals to the Board of Directors for a term of one year;

          (2)   an advisory vote to approve executive compensation; and

          (3)   the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

        Any other matters that properly come before the meeting and any adjournment thereof will also be considered and acted upon.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 18, 2012 will be entitled to vote at the Annual Meeting.

  Stockholders of Record: Shares Registered in Your Name

        If, at the close of business on April 18, 2012, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record.

  Beneficial Owners: Shares Registered in the Name of a Broker or Bank

        If, at the close of business on April 18, 2012, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization were not held directly by you but rather held at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares registered in the name of such organization as your nominee, or in "street name," and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting your shares at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other nominee as to how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you will not be able to vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other nominee.

How do I vote?

        For each of the matters to be voted on, you may vote "FOR" or "AGAINST" or abstain from voting. The procedures for voting are as follows:

  Stockholders of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting, by proxy, over the internet or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

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  To vote by proxy, you must complete the proxy card in the form enclosed and mail it in the envelope provided. You can also vote over the internet or by using a toll-free telephone number. Please refer to your proxy card for detailed information.

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  If you would like to vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.

  Beneficial Owners: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in street name, you cannot vote your shares directly but must instruct your broker or other nominee to vote your shares. You should have received a proxy card and voting instructions with this Proxy Statement from your broker or other nominee rather than directly from us.

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  To vote by proxy, you must complete the proxy card in the form enclosed and mail it in the envelope provided. You can also vote over the internet or by using a toll-free telephone number. Please refer to your proxy card or the information forwarded by your broker or other nominee for detailed information.

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  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker or other nominee. Follow the instructions from your broker or other nominee included with these proxy materials or contact your broker or other nominee to request a proxy form.

        If you own your shares in street name, and do not give your broker or other nominee voting instructions, your shares will be voted only if your broker or other nominee is allowed to exercise voting discretion with respect to your shares. Under New York Stock Exchange rules, your broker or other nominee is permitted to exercise voting discretion only with respect to "routine" matters. The only "routine" matter to be acted upon at our Annual Meeting is Proposal 3, the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. With respect to the other proposals, if you do not submit voting instructions to your broker or other nominee, your shares will not be voted for you. The aggregate number of shares held in street name that a broker or other nominee does not or cannot vote is reported as the "broker non-vote." We encourage you to provide voting instructions to your broker or nominee if you hold your shares in street name so that your voice is heard on all matters submitted to our stockholders.

        If you have any questions or need assistance with voting your shares, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, toll-free at 800-937-5449 or Georgeson Inc., the firm assisting us in this solicitation, toll-free at 866-628-6023.

How many votes can I cast?

        On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 18, 2012.

What if I return a proxy card but do not make specific choices?

        If you are a stockholder of record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted (1) "FOR" the election of the nine individuals named as nominees under the heading "Election of Directors"; (2) "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as described herein; and (3) "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

        If you are the beneficial owner of shares held by a broker or other nominee, you can direct your broker or other nominee to vote as you like by completing the enclosed proxy card and returning it in the envelope provided. If you return a signed and dated proxy card but do not give instructions on how to vote on the proposals, your broker or other nominee cannot vote your shares except on Proposal 3, relating to ratification of the appointment of our independent registered public accounting firm. The remainder will be recorded as "broker non-votes." See the discussion under the heading "How do I vote?"

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you can revoke your proxy in any one of four ways:

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  You can submit another properly completed proxy card with a later date.

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  You can vote by internet or telephone.

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  You can send a written notice that you are revoking your proxy to Gleacher & Company, Inc., 1290 Avenue of the Americas, New York, NY 10104, Attn: Corporate Secretary.

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  You can attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        If you are the beneficial owner of shares held by a broker or other nominee, you must contact your broker or other nominee in order to revoke your proxy.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares entitled to vote as of the record date are represented by stockholders present at the meeting or by proxy. On April 18, 2012, the record date, there were 127,185,696 shares outstanding and entitled to vote. As a result, 63,592,849 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards a quorum if you submit a valid proxy vote or vote by internet or telephone or at the meeting. Abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting can adjourn the meeting to another date.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "FOR" and "AGAINST" votes and abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards a quorum but will not be treated as votes cast. Since under our bylaws the outcome of proposals submitted for a vote by our stockholders at the Annual Meeting is determined with reference to the number of votes cast, abstentions and broker non-votes will have no effect on the outcome of voting on the proposals.

How many votes are needed to approve each proposal?

        The standards for determining the outcome of the vote for each of the proposals to be considered at the Annual Meeting are set forth below. As described under "How are votes counted?", abstentions and broker non-votes will have no effect on the voting results.

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  Each nominee for director in an uncontested election will be elected if the votes cast "FOR" that nominee exceed the votes cast "AGAINST" that nominee. Votes cast with respect to the election of directors do not include abstentions and broker non-votes. In the event of a contested director election, a plurality standard will apply.

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  Each other proposal must receive "FOR" votes constituting a majority of the votes cast.

        Proposals 2 and 3 are submitted to our stockholders on an advisory basis only. The outcome of voting on these proposals will be considered by our Board of Directors but will not be binding on the Company.

        Internet and telephone votes count towards the quorum and towards the various proposals in the matter voted. Note that to be counted, internet and telephone votes must be cast by 11:59 p.m. EDT on the day before the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

        We will announce preliminary voting results at the Annual Meeting, and if final voting results are available within four days of the Annual Meeting date, the results will be announced on a current report on Form 8-K that we will file with the Securities and Exchange Commission (the "SEC"). If final voting results are not available within four days of the Annual Meeting, preliminary voting results will be announced in a press release and a current report on Form 8-K, and final voting results will be announced when available in an amended report on Form 8-K.

Who is paying for this proxy solicitation?

        All expenses of the Company in connection with this solicitation of proxies will be borne by the Company. In addition to these mailed proxy materials, our directors, officers and other employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials to beneficial owners, but these individuals will receive no additional compensation for these solicitation services.

        The distribution and solicitation of proxy materials will also be supplemented through the services of Georgeson Inc., a proxy solicitation firm. Georgeson Inc. will receive a customary fee, which we estimate will be approximately $20,000, plus certain other fees for related services and reasonable out-of-pocket expenses.

        IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH VOTING YOUR SHARES, PLEASE CALL AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, OUR TRANSFER

AGENT, TOLL-FREE AT 800-937-5449 OR GEORGESON INC., THE FIRM ASSISTING US IN THIS SOLICITATION, TOLL-FREE AT 866-628-6023.

When are stockholder proposals due for next year's annual meeting?

        For a stockholder proposal to be included in our proxy statement and form of proxy for the 2013 annual meeting of stockholders, such stockholder proposal must be received by us no later than the close of business on December 27, 2012. Proposals should be addressed to the Corporate Secretary at the address set forth below. In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the Board and of other business that stockholders wish to present at an annual meeting by February 23, 2013 and no earlier than January 24, 2013. In the event the 2013 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from the first anniversary of our 2012 Annual Meeting, notice of stockholder nominees or proposals must be received no earlier than 120 days before the date of the 2013 annual meeting of stockholders and no later than the close of business on the later of the 70th day before the date of the 2013 annual meeting of stockholders or the 10th day following our first public announcement of the date of such meeting. Our bylaws also require that such notice contain certain additional information. Our current bylaws are available through the SEC's website, www.sec.gov, or upon written request to the Corporate Secretary at the address set forth below.

        Proposals and notices mailed should be addressed to the Company at: Gleacher & Company, Inc., 1290 Avenue of the Americas, New York, NY 10104, Attn: Corporate Secretary.

Can I obtain copies of the proxy materials online?

        The Company's proxy materials, including this Proxy Statement and the related form of proxy, as well as the Company's 2012 Annual Report, which takes the form of the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and any amendments to the foregoing materials that are required to be furnished to stockholders, are available for you to review online at www.gleacher.com under the heading "Investor Relations — Annual Report & Proxy Statement."

How can I obtain directions to the Annual Meeting site?

        For directions to the Annual Meeting site, please visit our website at www.gleacher.com under the heading "Investor Relations — Annual Report & Proxy Statement."

DISCUSSION OF PROPOSALS

 PROPOSAL 1

ELECTION OF DIRECTORS

 BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Introduction

        Ultimate responsibility for management of the Company's business and affairs rests with the Board of Directors. The Board currently consists of nine directors, each serving for a term of one year. The Board has three standing committees, the Audit Committee, the Executive Compensation Committee and the Committee on Directors and Corporate Governance (the "Directors Committee"), and delegated specific governance responsibilities to them. The Board of Directors held eleven (11) meetings during the Company's fiscal year ended December 31, 2011. The committees of the Board each held the number of meetings noted in the table below under the heading "Committees of the Board of Directors." During 2011, each incumbent director attended in excess of 95% of the aggregate of the meetings of the Board and meetings of the committees on which he serves. Directors are encouraged to attend each annual meeting of stockholders, and all of our directors attended last year's meeting either in person or via teleconference.

        Each current director is standing for reelection to hold office until the next annual meeting of stockholders and until his successor has been duly elected and qualified.

Majority Voting

        We have recently amended our bylaws to provide that each nominee for director in an uncontested election (that is, where there have been nominated only that number of individuals as there are director positions to be filled), will be elected if the votes cast "FOR" that nominee exceed the votes cast "AGAINST" that nominee. Our Corporate Governance Guidelines now also provide that an incumbent nominee who receives fewer votes "FOR" than "AGAINST" in an uncontested election is expected to promptly tender his or her resignation. The Committee on Directors and Corporate Governance will recommend, and our Board will ultimately determine, whether or not to accept the tendered resignation. The Board has discretion to determine whether to accept or reject any such resignation. We will publicly disclose the Board's decision within 90 days following the election. In the event of a contested director election (that is, where there are more nominees than there are director positions to be filled), a plurality standard will apply, meaning that the nine nominees receiving the greatest number of votes shall be elected.

Directors and Director Nominees of the Company

        The Board has nominated each of the nominees for election as directors and unanimously recommends that stockholders vote "FOR" the election of each of these nominees.

        Each of the nominees has consented to serve as a director if elected. Should any nominee for director become unable or unwilling to accept election, proxies will be voted for a nominee selected by the Board, or the size of the Board may be reduced accordingly. The Board does not believe that any of the nominees will be unable or unwilling to serve if elected to office. Any vacancy occurring during the term of office of any director may be filled by the remaining directors for a term expiring at the next meeting of stockholders at which the election of directors is in the regular order of business.

        Set forth below is certain information furnished to the Company by the director nominees.

Eric J. Gleacher Chairman of the Board of Directors Director since 2009 Age 71	Professional Experience: Mr. Gleacher was elected Chairman of the Board in June 2009 in connection with the Company's acquisition of Gleacher Partners, Inc. Pursuant to his employment agreement, each year during his term of employment, the Board shall nominate Mr. Gleacher for election to the Board and he shall serve as Chairman of the Board. Mr. Gleacher was the Chief Executive Officer of the Company from February 2010 to October 2010. Mr. Gleacher was the founder of Gleacher Partners, Inc. in 1990 and acted as its Chairman. Previously, Mr. Gleacher founded the Mergers & Acquisitions department at Lehman Brothers Holdings Inc. in 1978 and headed Global Mergers & Acquisitions at Morgan Stanley & Co. Inc. from 1985 to 1990.

Education: Mr. Gleacher received an MBA from The University of Chicago Booth School of Business and a BA from Northwestern University. Mr. Gleacher served as a United States Marine Corp. infantry officer.

Other Boards and Appointments: Mr. Gleacher is Chairman of the Institute for Sports Medicine Research at the Hospital for Special Surgery in New York, Chairman of the Ransome Scholarship Trust for St. Andrews University in St. Andrews, Scotland, and a member of the Board of Trustees of Northwestern University.

Director Qualifications: The Board elected Mr. Gleacher as Chairman of the Board in recognition of his experience and knowledge base in the Company's newly expanded investment banking and M&A capabilities as a result of the acquisition of Gleacher Partners, Inc., as well as his experience and proven success as an entrepreneur and founder of Gleacher Partners LLC, the Mergers & Acquisitions department at Lehman Brothers and the head of Global Mergers & Acquisitions at Morgan Stanley. Mr. Gleacher's qualifications have brought to the leadership of the Company both breadth and depth of his expertise and understanding of the markets in which the Company operates, which the Board determined to be particularly important in the increasingly complex business and market conditions of the financial sector.
Thomas J. Hughes Chief Executive Officer Director since 2011 Age 54
Professional Experience: Mr. Hughes was appointed to be our Chief Executive Officer as of May 2, 2011 and was elected to our Board at the 2011 Annual Meeting of Stockholders. From October 2010 to April 2011, Mr. Hughes served as a Special Advisor to Board of Directors of LNR Property LLC, a diversified commercial real estate finance company, and from July 2007 to October 2010, Mr. Hughes served as Chairman and Chief Executive Officer of LNR Property LLC. From November 2005 to March 2006, he served as the President and Chief Operating Officer of the Clinton Group, a New York-based hedge fund. From 2001 to 2005, he served as Chief Executive Officer of Deutsche Asset Management and was a member of the Deutsche Bank Group Executive Committee. Prior to joining Deutsche Bank, Mr. Hughes held a number of senior positions with Merrill Lynch. He began his career at Merrill Lynch in 1984 as a mortgage backed securities trader and was named Head of MBS Trading in 1987, where he rebuilt and expanded the mortgage department. During his tenure at Merrill Lynch, Mr. Hughes also became the global head of equity derivatives and convertible bond trading and in 1999 became the head of a newly created unit, Global Securities Financing. Mr. Hughes is also a Co-Founder of Fieldpoint Private Bank & Trust.

Education: Mr. Hughes graduated from The United States Merchant Marine Academy, earning a Bachelor of Science degree in Naval Architecture and Marine Engineering.

Other Boards and Appointments: Mr. Hughes has served as a member of the board for organizations and corporations including Soleil Corporation, the International Monetary Fund and Hospital for Special Surgery, and continues as a board member of the Cystic Fibrosis Foundation and The United States Merchant Marine Academy.

Director Qualifications: Mr. Hughes was recommended to serve as a member of our Board because of his strong record of leadership and his more than 25 years of experience in a broad array of investment banking, asset management, and real estate finance businesses. In addition, his service on the boards of various organizations and corporations will provide our Board with a broader perspective on corporate governance matters.
Henry S. Bienen Director Director since 2010 Age 72 Committees: • Directors and Corporate Governance

Professional Experience: Dr. Bienen is Chairman of Rasmussen College and President Emeritus of Northwestern University. From 1995 to 2009, Dr. Bienen served as the President of Northwestern University, where he was one of the first three presidents awarded the Carnegie Corporation's award for academic leadership. Prior to becoming president of Northwestern, Dr. Bienen served as dean of the Woodrow Wilson School of Public and International Affairs at Princeton University. While at Princeton, he was named the William Stewart Tod Professor of Public and International Affairs and the James S. McDonnell Distinguished University Professor.

Education: Dr. Bienen received a bachelor's degree with honors from Cornell University and a master's degree and Ph.D., both from the University of Chicago.

Other Boards and Appointments: Dr. Bienen is a member of the board of directors of the Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, the Grosvenor Registered Multi-Strategy Fund (TI 2), LLC, the Grosvenor Registered Multi-Strategy Fund (TE),  LLC, the Grosvenor Registered Multi-Strategy Master Fund, LLC and Ryan Specialty Group, and a member of the board of directors of the Chicago Council on Global Affairs, serving on its executive committee. In addition, Dr. Bienen serves as chairman of the Ithaka Harbors board of trustees and serves on the board of Onconova Therapeutics. In the past, Dr. Bienen has served as chair of the executive committee of the Association of American Universities. He is a member of the Knight Commission on Intercollegiate Athletics as well as the American Political Science Association, for which he also serves as a member of the investment committee. Dr. Bienen previously served on the boards of directors of The Bear Stearns Companies Inc. until its purchase by JP Morgan Chase & Co. in 2008, and SPSS Inc. from 2007 until 2009 when the company was sold to IBM Corporation.

Director Qualifications: Dr. Bienen's extensive career running or overseeing large organizations and experience and relationships in the international arena provides an important perspective to our Board discussions and decisions and can assist us in international initiatives. In addition, Dr. Bienen's extensive previous experience as a member of the boards of directors of various institutions has given him broad exposure to the variety of issues boards face and facilitates his contribution in these areas to our Board.

Marshall Cohen Director Director since 2009 Age 77 Committees: • Audit • Executive Compensation • Directors and Corporate Governance

Professional Experience: Mr. Cohen is counsel (retired) at Cassels, Brock & Blackwell LLP, Barristers and Solicitors, a full service law firm in Toronto, which he joined in 1996. Mr. Cohen was President and Chief Executive Officer of The Molson Companies Ltd. from 1988 through 1996. Prior to that, he was a senior official with the Government of Canada for 15 years, holding various appointments including Deputy Minister of Energy, Industry Trade & Commerce, and Finance.

Education: Mr. Cohen holds a B.A. from the University of Toronto, a law degree from Osgoode Hall Law School and a Master's Degree in Law from York University.

Other Boards and Appointments: Mr. Cohen serves on the board of directors of TD Ameritrade and as a member of each of the Audit Committee, Risk Committee and Governance Committee of such board. He also serves on the board of directors and as a member of each of the Audit Committee and Compensation Committee and as Chairman of the Governance Committee of TriMas Corporation. During the past five years, Mr. Cohen has also served on the boards of Toronto Dominion Bank, Barrick Gold Corporation, Collins & Aikman, Inc., Metaldyne Inc., American International Group, Inc., Premcor, Inc. and Lafarge Corporation NA, Inc. In addition, Mr. Cohen recently retired as Chairman of the Board of Governors of York University and is an honorary director or governor of a number of non-profit organizations, including the C.D. Howe Institute and Mount Sinai Hospital. Mr. Cohen is an Officer of the Order of Canada.

Director Qualifications: Mr. Cohen brings valuable legal, financial, operational, strategic and compliance-based expertise to our Board with his past experience as the chief executive officer of a large Canadian public company with international operations. Mr. Cohen's extensive knowledge and experience in management, governance and legal matters involving publicly-held companies brings additional management, governance and legal experience to our Board. In addition, his independence and experience serving on the boards of other public companies has enhanced the Board's ability to lead the Company.

Robert A. Gerard Director Director since 2009 Age 67 Committees: • Executive Compensation (Chair) • Directors and Corporate Governance

Professional Experience: Mr. Gerard is the General Partner and Investment Manager of GFP,  L.P., a private investment partnership. From 2004 to 2010, Mr. Gerard served as Chairman of the Management Committee and Chief Executive Officer of Royal Street Communications, LLC, a licensee, developer and operator of wireless telecommunications systems in Los Angeles and Central Florida. From 1974 to 1977, Mr. Gerard served in the United States Department of the Treasury, completing his service as Assistant Secretary for Capital Markets and Debt Management. From 1977 until his retirement in 1991, he held senior executive positions with the investment banking firms Morgan Stanley & Co., Dillon Read & Co. and Bear Stearns.

Education: Mr. Gerard is a graduate of Harvard College and holds MA and JD degrees from Columbia University.

Other Boards and Appointments: Mr. Gerard is the Chairman of the board of directors of H&R Block, Inc., serving as a member of the Governance and Nominating Committee and Chairman of the Finance Committee of such board.

Director Qualifications: We believe Mr. Gerard's qualifications to sit on our Board of Directors include his extensive experience in the financial services industry, as well as his eligibility to serve as an independent member of the Board. Mr. Gerard also brings many years of experience in senior management and as a member of the boards of other public companies. In addition, Mr. Gerard is familiar with corporate governance matters and brings valuable insight to our Board.
Mark R. Patterson Director Director since 2007 Age 60
Professional Experience: Mr. Patterson became a director of the Company following the completion of the Company's private placement with MatlinPatterson in September 2007. Mr. Patterson is Chairman of MatlinPatterson Global Advisers LLC which he co-founded in July 2002. Mr. Patterson has over 35 years of financial markets experience, principally in merchant, investment and commercial banking, at Credit Suisse (where he was Vice Chairman from 2000 to 2002), Scully Brothers & Foss L.P., Salomon Brothers Inc., and Bankers Trust Company.

Education: Mr. Patterson holds degrees in law (BA, 1972) and economics (BA Honors, 1974) from South Africa's Stellenbosch University and an MBA (with distinction, 1986) from New York University's Stern School of Business.

Other Boards and Appointments: Mr. Patterson also serves on the board of directors of Allied World Assurance in Bermuda (Chairman of the Investment Committee) and on the Dean's Executive Board of the NYU Stern School of Business. Mr. Patterson serves on the board of Flagstar Bancorp, Inc. He previously served on the boards of NRG Energy, Inc., Compass Aerospace, Polymer Group, Inc. and Oxford Automotive, Inc.

Director Qualifications: Mr. Patterson has significant experience, expertise and background in the financial markets, including with respect to risk management, investment and strategic planning matters. With his financial markets experience and his experience as a member of the boards of other public companies, Mr. Patterson continues to provide key insight to our Board. Furthermore, given Mr. Patterson's relationship with MatlinPatterson, the Board believes that his interests will be closely aligned to those of the Company's stockholders and he provides the Board with the perspective of a major stockholder.
Christopher R. Pechock Director Director since 2007 Age 47
Professional Experience: Mr. Pechock became a director of the Company following the completion of the Company's private placement with MatlinPatterson in September 2007. He has been a partner at MatlinPatterson Global Advisers LLC since its inception in July 2002. Mr. Pechock has been active in the securities markets for over 18 years. Prior to July 2002, Mr. Pechock was a member of Credit Suisse's Distressed Group, which he joined in 1999. Before joining Credit Suisse, Mr. Pechock was a Portfolio Manager and Research Analyst at Turnberry Capital Management, L.P. (1997-1999), a Portfolio Manager at Eos Partners, L.P. (1996-1997), a Vice President and high yield analyst at PaineWebber Inc. (1993-1996) and an analyst in risk arbitrage at Wertheim Schroder & Co., Incorporated (1987-1991).

Education: Mr. Pechock holds an MBA from Columbia University Graduate School of Business (1993) and a BA in Economics from the University of Pennsylvania (1987).

Other Boards and Appointments: Mr. Pechock serves on the boards of Renewable Biofuels Inc. He previously served on the boards of COMSYS IT, Compass Aerospace, Goss International, Huntsman Corporation, XL Health Corporation, Leprechaun Holding Company LLC and FXI.

Director Qualifications: Mr. Pechock has brought to our Board his experience as a partner of MatlinPatterson Global Advisers LLC and expertise in the securities markets and continues to provide key insight to the Board. Furthermore, given Mr. Pechock's relationship with MatlinPatterson, the Board believes that his interests will be closely aligned to those of the Company's stockholders and he provides the Board with the perspective of a major stockholder.
Bruce Rohde Lead Independent Director Director since 2009 Age 63 Committees: • Audit • Executive Compensation • Directors and Corporate Governance (Chair)

Professional Experience: Mr. Rohde has served in multiple roles with ConAgra Foods, Inc. since 1984, including General Counsel, President, Vice Chairman, Chairman and Chief Executive Officer, and retired from that role as Chairman and CEO Emeritus. Mr. Rohde is the Managing Partner of Romar Capital Group and of counsel to Hunkins Newton Law. Mr. Rohde served as a commissioned officer in the United States Army, and upon completion of his military service he retired from that commission at the rank of Captain.

Education: Mr. Rohde holds two degrees from Creighton University, a Bachelor of Science degree in Business Administration, and a Juris Doctor, cum laude.

Other Boards and Appointments: He has been a member of the board of directors of H&R Block, Inc. since July 2010, and serves as Chair of the Compensation Committee and a member of the Audit Committee of such board. He also serves as Chairman of Creighton University Board of Directors, on Harvard University's Private and Public, Scientific, Academic and Consumer Food Policy Committee, as a Presidential Appointee to the National Infrastructure Advisory Council and a director of the Preventive Medicine Research Institute. Mr. Rohde holds many court admissions and also holds a certified public accountant certificate.

Director Qualifications: We believe Mr. Rohde's qualifications to sit on our Board of Directors include his independence, background in law, finance, accounting and operational and capital management. In addition, his history of senior executive leadership at ConAgra, a large public company, and his experience on the boards of other public companies has resulted in Mr. Rohde's significant contributions to the Board.

Robert S. Yingling Director Director since 2007 Age 50 Committees: • Audit (Chair)

Professional Experience: Mr. Yingling was Chief Executive Officer of Lifetopia Corporation from May 2009 through January 2011, prior to which from March 2008 he was a consultant to Lifetopia and other technology companies. Presently, he is a consultant to Blackstratus, Inc., a developer of software for internet security solutions, serving as its Interim CFO. He is also an advisor and consultant, primarily to technology companies. Previously, Mr. Yingling was Vice President and Chief Financial Officer of WRC Media Inc. from September 2004 to March 2008. Prior to WRC Media Inc., Mr. Yingling was Director of Finance of Smiths Group plc and Chief Financial Officer of BigStar Entertainment, Inc., where he led their initial public offering. Mr. Yingling was a manager in the Audit and Business Advisory Division of Arthur Andersen and Director of Finance at Standard Microsystems Corporation, as well as Chief Financial Officer of GDC International, Inc.

Education: Mr. Yingling holds an MBA from the Columbia University Graduate School of Business and a BS in Accounting from Lehigh University.

Other Boards and Appointments: Mr. Yingling served as a director of SA International, from April 2004 through December 2008. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs.

Director Qualifications: We believe Mr. Yingling's qualifications to sit on the Board of Directors include his extensive financial expertise. His diverse experience with the financial reporting process, gained as an auditor with a leading public accounting firm advising public companies with regard to accounting and reporting issues, and as the chief financial officer of various public companies, gives him the expertise to Chair our Audit Committee and serve on the Board. Mr. Yingling has maintained the continuing professional education requirements of CPAs, including courses focused on the issues facing broker dealers and public company financial experts, which, combined with the foregoing practical experience, provide him the expertise to Chair our Audit Committee and serve on our Board.

Board Leadership Structure

        The Board seeks to achieve a leadership structure that most efficiently addresses the purpose and mission of the Company and facilitates the oversight of management's implementation of the Company's plans. The Board believes that its structure:

  •
  facilitates the organized flow of information among directors as well as between the Board and management;

  •
  encourages active participation by all directors, including the voicing of diverse opinions on important Company subjects;

  •
  allows decisive decision-making and implementation; and

  •
  enables unambiguous directions to management to carry out Board decisions.

        The Company currently operates under a separate Chairman and Chief Executive Officer ("CEO") structure. However, because each of Messrs. Gleacher (our Chairman) and Hughes (our CEO) serves as an executive officer of the Company, neither Mr. Gleacher nor Mr. Hughes is considered independent under applicable rules.

        Our Corporate Governance Guidelines provide that if the Chairman of the Board is an employee of the Company (as is currently the case), the Board shall have a lead independent director, who will be elected by a majority of the independent directors of the Board. The lead independent director shall have the responsibilities designated by the independent directors. These currently include:

  •
  chairing executive session meetings of the independent directors;

  •
  leading the Board's processes for selecting and evaluating the Chief Executive Officer;

  •
  presiding at all meetings of the Board at which the Chairperson of the Board is not present;

  •
  serving as a liaison between the Chairman and the independent director; and

  •
  approving meeting agendas and schedules and information sent to the Board.

        Mr. Rohde currently serves as our lead independent director.

        The Company does not have a fixed policy with respect to the separation of the roles of Chairman of the Board and CEO. In the past, the Company has operated under both the combined and separated Chairman/CEO structure. The Board believes that the optimal leadership structure in that regard will depend on the business needs of the Company at the time as well as the then-makeup of the Board of Directors. As a result, the Board believes that the Company's leadership structure is likely to evolve with the Company, and the Board intends to reassess and may modify the Company's leadership structure from time to time.

Succession Planning

        The Board recognizes the importance of effective executive leadership to the Company's success. Toward that end, the Board at least annually reviews and discusses executive capabilities and succession planning, principally with respect to the Company's Chief Executive Officer. The Board also plays a significant role in consulting with the CEO concerning succession planning for other executive positions. The process includes consideration of organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Director Independence

        Assuming the election of the directors recommended by the Board, our Board will be comprised of five independent directors and four directors whom the Board has determined are not independent. The Board determined that each of Messrs. Cohen, Gerard, Rohde and Yingling and Dr. Bienen qualifies as an "independent director" under the applicable NASDAQ listing standards and in the Company's Corporate Governance Guidelines. Currently, each of our Executive Compensation Committee, Audit Committee and Directors Committee is composed entirely of independent directors.

        Two of our directors, Messrs. Patterson and Pechock, are affiliated with MatlinPatterson FA Acquisition LLC ("MatlinPatterson"). As of February 29, 2012, MatlinPatterson controlled 27.9% of our common stock and was our largest stockholder.

Committees of the Board of Directors

        As described above, the Board of Directors has three standing committees: the Audit Committee, the Executive Compensation Committee and the Directors Committee, each of which operates under a written charter that has been approved by the Board. These charters, as well as our Corporate Governance Guidelines, are posted on our website at www.gleacher.com under the heading "Investor Relations — Corporate Governance." Each of our committees is comprised entirely of "independent directors" as defined in the NASDAQ listing standards and is independent within the meaning of Rule 10A-3 of the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company's Corporate Governance Guidelines. In addition, the Board has determined that all Audit Committee members are financially literate in accordance with the NASDAQ listing standards. Messrs. Yingling and Rohde are each qualified as an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Exchange Act.

Committee Name	Members	Functions and Responsibilities of the Committee	Meetings in 2011

Audit	Robert S. Yingling (Chair) Marshall Cohen Bruce Rohde	• Oversees the integrity of the Company's financial reporting process, including the financial reports and other financial information provided by the Company to its stockholders, any governmental or regulatory body and the public, or other uses thereof.	17
		• Assesses and, where necessary or desirable, provides for the improvement of the Company's systems of internal accounting and financial controls.
		• Provides for the annual audit of the Company's financial statements by its independent registered public accounting firm (the "Independent Auditor").
		• Evaluates the Independent Auditor's qualifications and independence.
		• Assesses and, where necessary or desirable, provides for the improvement of the Company's legal and regulatory compliance practices and policies;
		• Oversees the Company's management of market, credit, liquidity and other financial and operational risks.

•

Has the sole authority and responsibility to appoint, retain (subject to such stockholder ratification as the Company deems desirable), compensate, evaluate and, where appropriate, terminate the Independent Auditor.

•

Pre-approves all audit, audit-related, and non-audit services, if any, to be provided by the Independent Auditor and also prepares the Audit Committee report required by the rules of the SEC for inclusion in the Company's annual proxy statement. A description of the Audit Committee's procedures for the pre-approval of the audit and permitted non-audit services and the Audit Committee report can be found under the heading "Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm."

•

Oversees the investigation of any reports made under the Company's Procedures for Reporting Violations of Compliance Standards (the "Reporting Policy"). The full text of the Reporting Policy is available on our website at www.gleacher.com under the heading "Investor Relations — Corporate Governance."

Committee Name	Members	Functions and Responsibilities of the Committee	Meetings in 2011

Executive Compensation	Robert A. Gerard (Chair) Marshall Cohen Bruce Rohde	• Implements and reviews executive compensation plans, policies and programs to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of the Company's business objectives and to align the interests of executive officers with the long-term interests of our stockholders.	13
		• Oversees generally any other material compensation arrangements applicable to key business employees who are not executive officers.
		• Develops and approves periodically general compensation policies and salary structures for our executive officers.
		• Reviews and approves base salaries, salary increases and incentive compensation for, and perquisites, if any, offered to, executive officers.
		• Reviews and supervises cash-based, equity-based and other incentive compensation plans;
		• Reviews and supervises, in coordination with management, the overall compensation policies of the Company.

•

Prepares a report regarding the Compensation Discussion and Analysis included in our proxy statements or annual reports on Form 10-K as required by the rules and regulations of the SEC. The Executive Compensation Committee may form, and delegate authority to, subcommittees when it deems appropriate.

•

Has the authority to retain and terminate compensation consultants to assist in the evaluation of executive officer compensation, including sole authority to approve the consultants' fees and other retention terms. The Executive Compensation Committee also has authority to obtain advice and assistance from any officer or employee of the Company or any outside legal expert or other adviser. In 2011, the Executive Compensation Committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc. ("FW Cook & Co."), to assist the Executive Compensation Committee in fulfilling its responsibilities. At the Executive Compensation Committee's request, FW Cook & Co. assisted management in completing a compensation program risk assessment, assisted in the preparation of the Company's 2011 proxy statement compensation disclosures and assisted us in addressing ongoing compensation matters. No other services were provided by FW Cook & Co. in 2011.

Committee Name	Members	Functions and Responsibilities of the Committee	Meetings in 2011

Directors and Corporate Governance	Bruce Rohde (Chair) Henry S. Bienen Marshall Cohen Robert A. Gerard	• Assists the Board of Directors in developing and implementing policies and procedures intended to assure that the Board, including its standing committees, will be appropriately constituted and organized to meet its fiduciary obligations to the Company and its stockholders on an ongoing basis.	9

•

Assists the Board in identifying individuals qualified to become Board members and to recommend director nominees for election. In identifying and recommending nominees for positions on the Board of Directors, the Directors Committee is guided by prescribed criteria set forth in the charter of the Directors Committee and in our Corporate Governance Guidelines. These criteria include, among other things, independence, judgment, business experience, skills and availability. The Directors Committee also takes into account diversity of viewpoints, backgrounds, experiences and other relevant information. In determining whether to recommend a director for reelection, the Directors Committee considers past attendance at meetings and contribution to the activities of the Board and its committees. The Directors Committee also takes into consideration annual self-assessments conducted by the Board and each of its committees to evaluate board performance and identify personal characteristics that could contribute to the Board's effectiveness. These criteria are not applied in a formulaic manner and are not necessarily given equal weight with respect to each candidate. Rather, the Directors Committee considers these criteria in the context of current board composition and the perceived needs of the Company at the time. The Company does not have a formal policy with respect to diversity.

The Directors Committee does not have a separate policy for director recommendations by stockholders, as stockholder recommendations are reviewed in the same manner as those made by the Directors Committee. To recommend a prospective nominee for the Directors Committee's consideration, stockholders should submit the candidate's name and qualifications in writing to the following address: Gleacher & Company, Inc., 1290 Avenue of the Americas, New York, NY 10104, Attn: Corporate Secretary.

		• Periodically reviews the Company's Corporate Governance Guidelines.

 Board Oversight of Risk Management

        Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.

        The Audit Committee has been designated to take primary responsibility at the board level for overseeing risk management and is responsible for overseeing the Company's management of market, credit, liquidity and other financial and operational risks (including risks arising from employee compensation policies). In this capacity, the Audit Committee defines and prioritizes risks and evaluates the adequacy of the Company's policies and procedures designed to respond to and mitigate risks. The Audit Committee also oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements and discusses policies with respect to risk assessment and risk management. In this role, the Audit Committee receives reports from senior management and our Internal Audit, Compliance and Legal departments on a periodic basis. The Audit Committee receives these reports and reports to the full Board.

        In addition, the Board, as a whole and through its committees, considers the risks within its areas of responsibilities. For example, the full Board is involved in any strategic, operational and reputational risks and exposures; major litigation and regulatory exposures and other matters that may present material risk to the Company's operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning. The Directors Committee assesses risks and exposures related to corporate governance, director succession planning, board organization, membership and structure. The Executive Compensation Committee is also involved in assessing the risks associated with executive compensation programs and arrangements, including our incentive plans and compensation practices and policies generally.

        Please see the discussion under the heading "Compensation Discussion and Analysis — Risk Assessment in Compensation Programs" below for more information.

Stock Ownership Guidelines

        We believe that our NEOs and directors should accumulate and hold a significant financial stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, on April 23, 2012, the Board adopted stock ownership guidelines that define ownership expectations for our NEOs and directors.

Officers

        Pursuant to the guidelines, covered officers have a target ownership level, set forth in the chart below. The guidelines apply to all NEOs.

        Prior to attaining the target ownership level, covered officers are expected to retain 50% of the "profit shares" attributable to the exercise of options or vesting and settlement of restricted shares or RSUs. "Profit shares" are the shares remaining after withholding to cover taxes and, in the case of options, the exercise price. There is no time frame to reach the guidelines. Rather, covered officers are expected to accumulate ownership through the share retention requirement described above.

        Shares counting towards ownership include those directly owned, those held in trust for direct family members, and those held in company-sponsored defined contribution plans (e.g., 401(k), deferred comp arrangements). Unvested restricted shares and RSUs and unexercised options are excluded.

        Each year on January 1, the number of target shares is determined using the current salary and stock price. This number is communicated to the covered officers as their "target." If an officer's target is met at any time, the officer has no further retention requirement unless the officer sells any of the shares that were required to meet the target or is promoted into a higher ownership tier. This encourages officers to attain the target as quickly as possible, and to hold the shares perpetually once the target is attained.

        The required levels are as follows:

Officer Title	Share Requirement

Chairman	6x Base Salary
CEO	6x Base Salary
Chief Operating Officer	3x Base Salary
Other Officers	2x Base Salary

Directors

        The guidelines for directors are the same as for the covered officers. The multiple is 5x the baseline annual cash Board retainer.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics (the "Code") applicable to our employees and members of the Board. The Code is available on our website at www.gleacher.com. We intend to satisfy the disclosure requirements regarding any amendments or waivers to the Code by filing Current Reports on Form 8-K with the SEC.

Stockholder Communication with Directors

        Stockholders may send communications to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors at the following address: Gleacher & Company, Inc., 1290 Avenue of the Americas, New York, NY 10104, Attn: Corporate Secretary. Any such communications will be promptly distributed by the Corporate Secretary to such individual director(s) or to all directors if addressed to the whole Board of Directors.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

        The Company compensates non-employee directors of the Company (a "Non-Employee Director") as follows:

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  annual retainer (all Non-Employee Directors): $50,000 each;

  •
  annual retainer (Audit and Executive Compensation Committee Chairs): $25,000 each;

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  annual retainer (Audit Committee members except Chair): $15,000 each; and

  •
  annual discretionary equity grant (all Non-Employee Directors): $50,000 each.

        In order to promote equity ownership by our directors, we offer them the opportunity to take their compensation in equity awards, as follows:

  •
  Non-Employee Directors may elect to receive their annual retainers in cash, stock options or restricted stock; and

  •
  annual equity grants may, at each director's election, be made in stock options or restricted stock.

        Each of our directors elected to receive equity grants for some or all of their 2011 compensation. In addition, our directors are subject to stock ownership guidelines that encourage each director to accumulate direct ownership equal to at least 500% of the baseline annual cash Board retainer. These guidelines are discussed in detail under the heading "Board of Directors and Corporate Governance — Stock Ownership Guidelines."

        The following table sets forth, for the fiscal year ended December 31, 2011, certain information regarding the compensation awarded to each Non-Employee Director in 2011. Messrs. Patterson and Pechock, affiliates of MatlinPatterson, one of our principal stockholders, do not receive compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	All Other Compensation ($)	Total ($)
Henry S. Bienen	$50,000	$50,000	—	—	$100,000
Marshall Cohen	—	—	$115,000	—	$115,000
Robert A. Gerard	—	—	$175,000	—	$175,000
Mark R. Patterson	—	—	—	—	—
Christopher R. Pechock	—	—	—	—	—
Bruce Rohde	—	—	$115,000	—	$115,000
Robert S. Yingling	$75,000	$50,000	—	—	$125,000

(1)
Amounts set forth in the Stock Awards and Option Awards columns represent the grant date fair value of awards made by the Company in fiscal year 2011. Grant date fair value has been determined in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic 718 "Compensation — Stock Compensation" ("ASC 718"). A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2011 may be found in Note 21 of the Company's consolidated financial statements for fiscal year 2011 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
The total stock awards outstanding for each director as of December 31, 2011 are as follows: Dr. Bienen, 10,684; and Mr. Yingling, 10,684.

(3)
The total option awards outstanding for each director as of December 31, 2011 are as follows: Mr. Cohen, 183,221; Mr. Gerard, 276,844; and Mr. Rohde, 187,415. Mr. Gerard's option award amount includes a $50,000 stock option award granted to him for his service on our executive search committee in 2011.

        Under the Company's 2003 Non-Employee Directors Stock Plan (the "2003 Plan"), the Company may award both stock options and restricted shares. The size of the award is within the discretion of the Board, except that no Non-Employee Director may receive an option with a value in excess of $100,000 (as determined by the Board) or restricted shares with a value in excess of $100,000 (not including options or shares granted in lieu of an annual cash retainer). All options granted under the 2003 Plan will (i) have an exercise price equal to the fair market value, defined as the average of the high and low prices of a share of our common stock on the date of grant and (ii) have a term of not more than ten years after the date preceding the date of grant (as determined by the Board). Stock options vest in twelve equal monthly installments from their original date of grant and awards of restricted stock (or restricted stock units, to the extent available under the plan) vest with respect to 50% of the underlying shares of common stock on the date that is six months from their date of grant and, with respect to the remaining 50% of the underlying shares of common stock, in six equal monthly installments on each monthly anniversary of their date of grant occurring during the seventh through twelfth months following their date of grant. If a Non-Employee Director ceases to be a member of the Board for any reason other than death or disability, any unexercisable stock option granted under the 2003 Plan will be forfeited and cancelled by the Company. If a Non-Employee Director dies or becomes disabled (as defined in the 2003 Plan), such director (or the estate or other legal representative of the Non-Employee Director), to the extent the stock options granted under the 2003 Plan are exercisable immediately prior to the date of death or disability, will be entitled to exercise any stock options at any time within the one-year period following such death or disability, but not beyond the stated term of such stock option. If a Non-Employee Director ceases to be a member of the Board for any reason other than death or disability prior to the satisfaction and/or lapsing of any restrictions, terms or conditions applicable to any restricted shares granted under the 2003 Plan, such restricted shares will be cancelled by the Company and forfeited by such Non-Employee Director. In the case of death or disability of a Non-Employee Director, such director (or the estate or other legal representatives of the Non-Employee Director) will become 100% vested in any restricted shares granted under the 2003 Plan as of the date of termination for death or disability. If a Change of Control (as defined in the 2003 Plan) occurs, with respect to any Non-Employee Director serving on the Board as of the date of a Change in Control, (a) all stock options then unexercised and outstanding that were granted under the 2003 Plan will become fully vested and exercisable and (b) all restrictions, terms and conditions applicable to restricted shares then outstanding that were granted under the 2003 Plan will be deemed lapsed and satisfied, each as of the date of the Change of Control.

        The Directors Committee periodically assesses compensation levels for directors and may make changes to elements of the director compensation program in the future.

        Messrs. Gleacher and Hughes each served as a director of the Company in 2011. In addition, Peter J. McNierney served as a director and executive officer until his resignation from the Company in May 2011. Compensation information with respect to Messrs. Gleacher, Hughes and McNierney is discussed below under the heading "Compensation of Executive Officers."

PROPOSAL 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        Under Section 14A of the Securities Exchange Act of 1934, as amended, the Company is required to provide its stockholders with the opportunity to cast an advisory vote to approve the compensation for the Company's named executive officers (commonly known as the "say on pay" vote). Following the 2011 Annual Meeting of Stockholders, and consistent with the results of the advisory vote on the matter taken by our stockholders at that meeting, the Board adopted a policy providing that the say on pay vote would be submitted to stockholders on an annual basis. Accordingly, we ask our stockholders to vote, on an advisory basis, on the following resolution:

          RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion and any related material contained in this Proxy Statement, is hereby APPROVED.

        Our stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which discusses our compensation practices and methodologies.

        Because this vote is only advisory in nature, it will not be binding on us. Our Board will consider the results of this stockholder vote in determining future compensation programs for our named executive officers. However, these programs may not change even if stockholders vote against this proposal.

        The Board unanimously recommends that you vote "FOR" advisory approval of the resolution set forth above.

PROPOSAL 3
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012. We are submitting this appointment for stockholder ratification at the Annual Meeting.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

        Our organizational documents do not require stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The Audit Committee, or a designated member thereof, has pre-approved each audit and non-audit service rendered by PricewaterhouseCoopers LLP to the Company.

        The Board unanimously recommends that the Company's stockholders vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

 Principal Accounting Firm Fees

        The following table shows information about fees billed to the Company by PricewaterhouseCoopers LLP for the periods indicated:

Fees Billed to or Paid by the Company:	2011	Percentage of 2011 Services Approved by Audit Committee	2010	Percentage of 2010 Services Approved by Audit Committee
Audit fees	$2,198,887	100%	$1,841,300	100%
Audit-related fees	—	100%	$6,500	100%
Tax fees(1)	$134,300	100%	$166,378	100%
All other fees(2)	$1,825	100%	$1,620	100%

(1)
Tax fees are fees in respect of consultation on tax matters, tax advice relating to transactions and other tax planning and advice.

(2)
All other fees are fees for accounting and auditing research software.

Audit Committee Pre-Approval Policies and Procedures

        All audit and non-audit services performed for the Company by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. When considering whether to grant an approval, the Audit Committee considers the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and Public Company Accounting Oversight Board with respect to auditor independence, including the fact that an auditor cannot (1) function in the role of management; (2) audit his or her own work; or (3) serve in an advocacy role for the Company. In so doing, the Audit Committee is permitted to delegate pre-approval authority to one or more of its members, and has delegated such authority to the Audit Committee Chairman. Any pre-approval decisions that are made by the Audit Committee Chairman pursuant to such delegation are discussed at the Audit Committee's next scheduled meeting. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

AUDIT COMMITTEE REPORT*

        The Audit Committee of the Company is composed of three independent directors and operates under a written charter adopted by the Board. The Board annually reviews the NASDAQ listing standards definition of independence and has determined that each member of the Committee meets that standard, and each member is independent within the meaning of Rule 10A-3 of the rules promulgated by the SEC under the Exchange Act and the Company's Corporate Governance Guidelines.

        The Audit Committee's responsibility is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company's financial statements, to plan or conduct audits, or to determine that the Company's financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America. The Company's management is responsible for preparing the Company's financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures to ensure the financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of the Company in conformity with accounting principles generally accepted in the United States.

        During 2011, the Committee met at least quarterly with the Company's CFO or Controller, as the case may be, and management. In addition, the Committee meets with the Company's independent registered public accounting firm on a quarterly basis or more frequently, as requested by the independent registered public accounting firm or the Committee. In 2011, the Committee met privately with the independent registered public accounting firm, as well as with management on at least a quarterly basis. The Committee also reviewed its charter and undertook a self-assessment and reported the results of that assessment to the Board.

        In 2011, the Committee met during the year with the Director of the Company's Internal Audit Department and the Director of the Company's Compliance Department for reports on the status of certain internal controls. On at least an annual basis, the Committee meets privately with each of the Director of Internal Audit and the Director of the Compliance Department.

        Management represented to the Committee that the Company's consolidated financial statements for fiscal year 2011 were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and its independent registered public accounting firm. The Committee has also discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 380, Communication with Audit Committees. Based on these discussions and reviews, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

        During fiscal 2011, the Audit Committee performed all of its duties and responsibilities under the Audit Committee Charter. In addition, the Audit Committee has determined that the provision of the non-audit services described under the heading "Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm — Principal Accounting Firm Fees" above is compatible with maintaining PricewaterhouseCoopers LLP's independence.

        Pursuant to the Committee charter, the Committee is directly responsible for the appointment of the Company's independent registered public accounting firm who shall report directly to the Committee. The Committee appointed the Company's current independent registered public accounting firm, PricewaterhouseCoopers LLP, as the independent registered public accounting firm to conduct the audit for the fiscal year ended December 31, 2012 and recommended to the Board that the Board ratify this action. The Company's independent registered public accounting firm has provided to the Committee a written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and the Committee discussed with the independent registered public accounting firm that firm's independence.

AUDIT COMMITTEE
Robert S. Yingling (Chair)
Marshall Cohen
Bruce Rohde

        The Board has determined that all Audit Committee members are financially literate in accordance with the NASDAQ listing standards. Messrs. Yingling and Rohde are each qualified as an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Exchange Act, and the Board has determined that they have accounting and related financial management expertise within the meaning of the NASDAQ listing standards.

        *      The material in this report is not "solicitation material," is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to our current executive officers:

Name	Age	Position	Executive Officer Since
Eric J. Gleacher	71	Chairman	2009
Thomas J. Hughes	54	CEO	2011
John Griff	56	Chief Operating Officer	2011
Patricia Arciero-Craig	44	General Counsel	2007
Bryan Edmiston	36	Controller	2011

        In addition to our current executive officers named above, two other individuals served in an executive capacity during 2011. Mr. Peter J. McNierney served as our CEO until May 2, 2011, and Mr. Jeffrey H. Kugler served as our Chief Financial Officer ("CFO") until August 15, 2011. The compensation information for Messrs. McNierney and Kugler is included herein pursuant to the rules of the SEC.

        For biographical information for Messrs. Gleacher and Hughes, please refer to the information under the heading "Discussion of Proposals — Proposal 1 — Election of Directors — Directors and Director Nominees of the Company."

        JOHN GRIFF was appointed Chief Operating Officer ("COO") of the Company in July 2011. Before joining the company, Mr. Griff most recently served, from 2008 to 2010, as Strategic Advisor to the Chief Executive Officer of LNR Property Corporation, a diversified commercial real estate finance company, where he advised the Chief Executive Officer and management team on asset management strategy and acquisition opportunities. He also sub-advised the LNR European commercial real estate fund. Prior to his role with LNR Property Corporation, Mr. Griff served as President of Putnam Lovell NBF, a boutique investment bank focused on the financial services sector, where he was the head of the National Bank of Canada's (NBF) U.S. operations from 2003 until 2007. In this role, Mr. Griff was responsible for all business divisions, including Investment Banking, Equities, Equity Derivatives, Fixed Income, Merchant Banking and Treasury, and Mr. Griff also served on the NBF Executive Committee. From 1997 to 2002, Mr. Griff was with HSBC Securities (USA) Inc., the U.S. based investment banking subsidiary of HSBC, where he ultimately served as Chief Executive Officer and had the responsibility for overseeing U.S. based operations, including Equities, Fixed Income, Investment Banking and Support Divisions. Mr. Griff also served as co-head of HSBC's Global Fixed Income group. During his tenure as Chief Executive Officer and co-head of the Global Fixed Income group, Mr. Griff also served as a member of the Executive Committee. Before joining HSBC Securities (USA), from 1993 to 1997, Mr. Griff was a senior executive at NationsBanc Capital Markets, Inc. where he ultimately served as Vice Chairman, and, from 1986 to 1993, he served as a Managing Director at Lehman Brothers and at Merrill Lynch. Mr. Griff graduated from Fordham University, earning a Bachelor of Science degree in finance and marketing. He has previously served as the President of the Investment Association of New York.

        PATRICIA ARCIERO-CRAIG joined the Company in 1997. She has been General Counsel and Secretary of the Company and Gleacher Securities since 2007. From 2003 to 2007, Ms. Arciero-Craig served as Deputy General Counsel of Gleacher & Company and, prior to 2003, she served as Associate General Counsel. Prior to joining Gleacher & Company in 1997, she was an attorney with the law firm of Harris Beach PLLC, where she practiced in the fields of commercial litigation, bankruptcy and restructuring. Ms. Arciero-Craig received a J.D. (cum laude) from Albany Law School of Union University and a Bachelor of Arts degree from Fairfield University. Ms. Arciero-Craig is a member of the Securities

Industry and Financial Markets Association and the Society of Corporate Secretaries and Governance Professionals.

        BRYAN EDMISTON joined the Company's broker-dealer subsidiary, Gleacher & Company Securities, Inc. in December 2009 as a Managing Director responsible for Accounting Policy and SEC Reporting. In July 2010, he also assumed the role of Controller of this subsidiary. On July 28, 2011, the Board of Directors of the Company appointed Mr. Edmiston Controller of the Company, such appointment effective as of August 15, 2011. Prior to joining the Company, Mr. Edmiston was a Senior Manager within the Banking & Capital Markets Assurance practice at PricewaterhouseCoopers LLP, where he worked from 1997 to 2009, servicing a number of clients in the financial services industry. Mr. Edmiston graduated from Pace University, earning a Bachelor of Business Administration in Accounting. He is a member of the American Institute of Certified Public Accountants and is a registered C.P.A. in the states of New York and New Jersey.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes our compensation policies and decisions, generally and specifically with respect to 2011, as they relate to the Company's executive officers named in the tables below (our "named executive officers" or "NEOs").

Executive Summary

        Compensation decisions for our NEOs are made by our Executive Compensation Committee. NEO compensation consists principally of a base salary paid in cash and incentive compensation paid either in cash, equity grants or a combination of both. Incentive compensation typically represents a larger compensation opportunity for our NEOs than salary compensation. As a general matter, the Executive Compensation Committee does not establish formulas for incentive compensation but rather retains full discretion in the amount and type of incentive compensation awarded. In making these decisions, the Executive Compensation Committee applies a pay-for-performance philosophy that considers the performance of the individual executive, the performance of the Company and other factors listed below. Incentive compensation decisions are typically made in February (following the end of the applicable fiscal year), so that the Executive Compensation Committee has the benefit of the Company's full-year performance when making incentive compensation decisions.

        Executive compensation in 2011 was affected significantly by the recruiting and hiring of two key executives: Mr. Thomas Hughes, as our CEO, and Mr. John Griff, as our COO.

        Messrs. Hughes and Griff possess backgrounds that are highly relevant to the Company's business lines.

  •
  Mr. Hughes has over 25 years of experience in a broad array of investment banking, asset management, and real estate finance businesses. Prior to joining the Company, Mr. Hughes was Chairman and Chief Executive Officer of LNR Property LLC, a diversified commercial real estate finance company and the largest special servicer of commercial real estate in the world. Prior to LNR, he served as Chief Executive Officer of Deutsche Asset Management, with $1 trillion assets under management, where he directed the acquisitions of Scudder Investments and RREEF Asset Management. Mr. Hughes began his career as a mortgage backed securities trader at Merrill Lynch, and was later named Head of MBS Trading. During his tenure, he rebuilt and expanded the business to include principal acquisition of commercial real estate, and trading of mortgage derivatives. Mr. Hughes also became the Global Head of Equity Derivatives and Convertible Bond Trading and ultimately the head of Merrill's Global Securities Financing Group, created as a result of the financial crisis of 1998.

  •
  Mr. Griff has over 30 years of experience in the financial services industry, including leadership roles in investment banking, fixed income and asset management. He has helped create successful businesses at both bulge bracket investment banks and boutique firms. Prior to joining the Company, Mr. Griff was Strategic Advisor to the CEO of LNR, where he sub-advised the LNR European commercial real estate fund. Prior to LNR, he served as President of Putnam Lovell NBF, a boutique investment bank focused on the financial services sector, with lead positions in M&A league tables for asset management transactions. His career is distinguished by business building and rebuilding, particularly in fixed income products, with particular emphasis on Credit, MBS, and merchant banking related activity.

        Executives of Mr. Hughes' and Mr. Griff's caliber are in high demand. To attract and retain these individuals, and to assure immediate alignment of their financial interests with those of our stockholders the Company made initial awards of 1,000,000 shares of restricted stock and 3,000,000 stock options (collectively having a value of $5,330,000 based on the $1.85 market price at the time of the grant) to Mr. Hughes and 1,000,000 stock options (valued at $910,000 based on a $1.46 market price) for Mr. Griff. As discussed below, these initial awards played a significant role in the Executive Compensation

Committee's decisions to grant significantly lower than historical year-end incentive compensation awards to Messrs. Hughes and Griff.

        Despite the continually challenging business environment and our leadership transition, we made progress in 2011, both financially and operationally. Financially, the year was a transition year for us. While net loss and net loss per share increased, this was largely the result of non-cash write-offs of intangible assets as a result of our exiting the Equities business and the realignment of our Investment Banking business. Without the changes referenced above, we would have recorded net income.

        We also launched several significant strategic programs designed to help us progress operationally:

  •
  in August 2011, at the direction of our Board and under the guidance of our new CEO and COO, we began to implement our new strategic business plan to focus our assets on our core competencies and to rationalize costs in other areas. Under this plan, we will continue to service clients through our Fixed Income business and will realign and invest in our core Investment Banking business. After conceptualizing and designing (under our Board's supervision) this plan, our NEOs are now charged with implementation and, in the second half of 2011, they successfully implemented elements of that plan, including the closure of our Equities business and a reduction of headcount;

  •
  our CEO and COO engaged in an analysis of methods for restructuring our compensation practices to reduce our compensation-to-revenue ratio without diminishing employee incentives; and

  •
  we engaged in a program designed to improve our capital structure by making periodic purchases of our common stock under an "at-the market," Rule 10b-18 stock repurchase program and by carrying out a modified "Dutch auction" tender offer through which we purchased approximately 6.6 million shares of our common stock for a purchase price of approximately $8.3 million. The program was designed to improve our capital structure, be accretive to our earnings and improve returns on equity.

        While we made substantial progress in positioning ourselves for profitable growth, in light of the fact that neither our financial results for the year nor our stock price performance during the year adequately reflected this progress, Mr. Gleacher, our Chairman, and Mr. Hughes, our CEO, requested that the Executive Compensation Committee not award them incentive compensation for 2011 other than, in the case of Mr. Hughes, the cash amount contemplated by his employment letter. While the Executive Compensation Committee believed that their contributions in 2011 were significant, it agreed to award Mr. Gleacher no bonus for 2011 and to limit Mr. Hughes' bonus to the $250,000 cash payment. This decision was driven by our "pay-for-performance" compensation philosophy and was made despite the significant achievements in 2011 by these executives, who understood the need to inculcate a "pay-for-performance" culture starting with the most senior executives. The awards made to Messrs. Hughes and Griff were substantially lower than bonuses awarded in past years to our similarly titled NEOs and relative to bonuses historically made by our peers to similarly titled NEOs. In addition, the Executive Compensation Committee awarded to Mr. Griff a $1,000,000 long-term equity incentive award, in the form of restricted stock, principally to better align Mr. Griff's compensation with changes in stockholder value over the long term. No year-end equity grants were made to Mr. Hughes in light of his own request and the initial grant awarded to him in connection with the commencement of his employment in May 2011, as discussed further in this "Compensation Discussion and Analysis." The Executive Compensation Committee also decided not to make year-end equity grants to Mr. Gleacher in light of his own request and the fact that he is already one of our largest stockholders. The Executive Compensation Committee considered Messrs. Hughes' and Gleacher's ownership interests sufficient to insure alignment of their interests with those of the stockholders. Ms. Arciero-Craig and Mr. Edmiston, whose roles are crucial but whose contributions impact the Company in a far less direct and dramatic way, were compensated in line with prior years. See the discussion under the heading "Decisions with Respect to 2011 NEO Compensation" for additional information.

        Neither Mr. McNierney nor Mr. Kugler was granted incentive compensation in respect of 2011 performance, as they had left the Company earlier in the year.

Executive Compensation Practices

        The table below highlights our current compensation practices — both the practices we believe drive performance and the practices we have not implemented because we do not believe they would serve the long-term interest of our stockholders.

Our Executive Compensation Practices: (What We Do)		Executive Compensation Practices We Have Not Implemented: (What We Don't Do)
•	We tie pay to performance and provide financial incentives to promote the success of the Company over the long term and align compensation with changes in stockholder value.	•	Except for certain provisions in Mr. Gleacher's 2009 employment agreement, we have no excise tax gross-ups for our NEOs. We have committed not to include tax gross-up payments relating to a change in control in future NEO compensation arrangements.
•
	We carefully consider the degree to which all compensation plans and decisions affect risk taking and take steps to ensure that they do not encourage behaviors that could create a material adverse impact to the Company.	•	We do not have a supplemental executive retirement plan that provides extra benefits to the NEOs.
•	We review market data relative to peer group companies when making executive compensation decisions.	•	We do not provide significant additional benefits to executive officers that differ from those provided to all other employees.
•	We carefully monitor our compensation arrangements to minimize enterprise and compensation design risk.	•	Our 2007 Incentive Compensation Plan prohibits repricing of options without stockholder approval.
•	Those change-in-control severance benefits we have agreed to are conferred only if the employee is terminated within a stated period of time following the change in control (a double-trigger).
•	Our Executive Compensation Committee engages an outside, independent compensation consulting firm to advise it on compensation matters.
•
We employ policies that promote executive accountability and protect against the possibility of paying compensation that has not been earned. See the discussion under the headings "Anti-Hedging Policy" and "Board Policy on Recoupment of Bonuses Upon Restatement Due to Fraud or Misconduct."
•
We have adopted best practice stock ownership guidelines for our executive officers and directors. See the discussion under the heading "Board of Directors and Corporate Governance — Stock Ownership Guidelines."

Management Changes in 2011 and Related Compensation Arrangements

        As summarized above, 2011 was a period of significant management change for us. After several years of turnover, our Board concluded its search for a new chief executive officer and hired Mr. Thomas J. Hughes as our CEO, effective as of May 2, 2011. In July, 2011, we hired Mr. John Griff, and our Board appointed him to the position of COO of the Company, effective as of July 18, 2011. In connection with the appointments of Messrs. Hughes and Griff, we entered into employment letter agreements with them which included the following compensation arrangements:

	Mr. Hughes	Mr. Griff
Annual Salary Rate	$750,000 during the initial three-year term provided under his employment agreement	$350,000
Inducement Award	• Equity grant in the form of a stock option award with respect to 3 million shares	• Stock option grant with respect to 1 million shares
	• Restricted stock unit award of 1 million shares	• No restricted stock units
Year-End Bonus Requirement	None	$350,000 for 2011; none thereafter

        The Executive Compensation Committee approved these terms as necessary and appropriate to induce and hire executives with the backgrounds, training and expertise of Messrs. Hughes and Griff and immediately to begin aligning their financial interest with those of our stockholders. In addition, these arrangements were supported by the full Board, including the three directors affiliated with our principal stockholders. See the discussion under the headings "Narrative Disclosure and Employment Agreements — Hughes Employment Letter Agreement" and "Narrative Disclosure and Employment Agreements — Griff Employment Letter Agreement" for additional information.

Responsibility for Compensation Decisions

        The Executive Compensation Committee is responsible for discharging the responsibilities of our Board relating to compensation and, in particular, for implementing and reviewing executive compensation plans, policies and programs, as described more fully in "Proposal 1 — Election of Directors — Board of Directors and Corporate Governance — Committees of the Board of Directors."

        The Executive Compensation Committee has developed the following three processes:

Element		Purpose
•	Pay-for-performance philosophy for compensating NEOs	•	To most effectively motivate our NEOs to make sound business decisions
•	Menu of compensation elements, adjustable by the Executive Compensation Committee on a per-NEO basis or more broadly from year to year	•	To deliver the compensation package it believes most supportive of achieving our corporate objectives
•	A process for collecting and evaluating pertinent information, including advice from its independent compensation consultant	•	To make the most appropriate and effective decisions regarding NEO compensation

        The Executive Compensation Committee also reviews and supervises, in coordination with management, the overall compensation policies for the Company.

Compensation Philosophy and Objectives

        In general, our NEO compensation practices are predicated on a pay-for-performance philosophy. This policy is intended to:

  •
  align compensation with the performance of both the NEO and the Company;

  •
  provide our NEOs with financial incentives to promote the favorable performance of the Company over the long term;

  •
  align the compensation of our NEOs with changes in stockholder value;

  •
  allow us to attract and retain talented senior professionals in a competitive business; and

  •
  maximize the financial efficiency of our compensation from tax, accounting, cash flow and stockholder dilution perspectives.

        The Executive Compensation Committee believes that there are multiple, dynamic compensation factors that contribute to success at both the individual and business levels. It has therefore generally not adopted strict formulas for NEO compensation and instead relies primarily on a discretionary approach in which it sets executive compensation levels on a case-by-case, year-by-year basis. This approach is consistent with that employed by most other firms in the financial services industry and generally is required for attracting and retaining qualified senior executives. This practice is designed to provide the Executive Compensation Committee flexibility to vary compensation from year to year to reflect the performance of each NEO and the performance of the Company.

Review and Process

        In determining the compensation of each NEO, the Executive Compensation Committee considers many factors, including, but not limited to:

  •
  the individual roles and responsibilities of each NEO;

  •
  the degree to which the Company achieved its operational, strategic and financial goals for the year;

  •
  how each NEO contributed to the Company's overall performance;

  •
  changes in stockholder value during the year;

  •
  employment agreements and any other relevant contractual obligations;

  •
  compensation paid to each NEO in prior years;

  •
  the pay practices of the Company's competitors; and

  •
  prevailing macro-economic conditions.

        The factors considered by the Executive Compensation Committee, and the relative importance attached to each, is subject to change from year to year based on the judgment of the Executive Compensation Committee.

        In making annual decisions with regard to salary changes and incentive compensation awards, our CEO typically considers individual NEO performance and provides a recommendation to the Executive Compensation Committee for each NEO other than himself. With respect to 2011, Mr. Hughes made recommendations with respect to the compensation of Messrs. Griff and Edmiston and Ms. Arciero-Craig. While the CEO does not make a recommendation with respect to his own compensation, our CEO has historically engaged in a self-evaluation and presented a summary of accomplishments to the Executive

Compensation Committee. The Executive Compensation Committee considers this information, along with the other information described above, in making decisions regarding the compensation of the CEO and the other NEOs.

Board's Consideration of Advisory Vote

        At our 2011 Annual Meeting, we held a stockholder advisory vote to approve the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 99% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and decisions and our talent needs throughout fiscal 2011, our Executive Compensation Committee as well as our full Board was mindful of the strong support our stockholders expressed for our pay-for-performance philosophy of linking compensation to our operating objectives and the enhancement of stockholder value.

Compensation Elements

        NEO compensation has historically consisted of the following principal elements:

Base Salary	Base salaries are set at levels that the Executive Compensation Committee believes are competitive with those of executives in similar positions at comparable financial services companies.
Base salaries occasionally are raised as a reward for superior performance, in connection with a promotion or as a means to attract or retain necessary executive talent.

The 2011 base salaries of Messrs. Gleacher, Hughes, Griff and McNierney were set by their employment agreements. Neither Ms. Arciero-Craig nor Mr. Edmiston has an employment agreement specifying salary levels.
Cash Bonus
Cash bonuses are a form of incentive compensation intended to reward successful achievement of objectives. Cash bonuses for our NEOs are generally not based on specific formulas, but rather are made at the discretion of the Executive Compensation Committee, which considers the factors described above in making decisions.
Long-Term Equity Incentives
Long-term equity incentive awards are designed to focus executives on long-term Company performance, to promote retention and to align a significant component of our NEOs' compensation with changes in stockholder value over the long term. Except where an employment agreement provides for a specific grant, equity awards are made at the discretion of the Executive Compensation Committee rather than pursuant to specific formulas. Long-term equity incentive awards have historically taken the form of restricted stock units ("RSUs"), restricted stock awards or stock options. The Executive Compensation Committee sets the vesting terms at the time of grant.

The Executive Compensation Committee has historically awarded incentive compensation annually, determining the amount and nature of the award for each NEO shortly after year-end to reflect performance for the most recently completed year. Incentive awards are occasionally made at other times, to address specific circumstances, such as new hires, promotions, retention concerns and other specific corporate objectives. For example, equity grants were made to each of Mr. Hughes and Mr. Griff in connection with the commencement of employment with the Company. Incentive compensation awards made on the annual cycle are usually comprised of a combination of cash bonuses and long-term equity incentive awards.

        The elements of our executive compensation, the proportion of one element relative to others and similar matters are within the discretion of the Executive Compensation Committee and may change from year to year, based on the judgment of the Executive Compensation Committee regarding how best to incentivize our NEOs in the prevailing business environment.

        In 2011, the Executive Compensation Committee made long-term equity incentive awards as follows:

  •
  stock options and restricted stock unit awards to Mr. Hughes to induce him to commence employment as our CEO;

  •
  stock options awarded to Mr. Griff to induce him to commence employment as our COO; and

  •
  restricted stock awards to Messrs. Griff and Edmiston and Ms. Arciero-Craig in 2012 as incentive compensation with respect to their performance in 2011.

        Historically, incentive compensation has represented a large portion of total compensation paid to our NEOs in order to ensure that the majority of compensation is variable and tied to performance. This practice is designed to provide the Executive Compensation Committee flexibility to vary compensation from year to year to reflect each NEO's and the Company's performance. In addition, a large portion of incentive compensation is typically paid in the form of long-term equity incentive awards that vest over time. This practice is designed to support our objectives of retaining top talent, creating alignment between changes in stockholder value and pay realized by executives and encouraging a long-term focus. The proportion of incentive compensation that is paid in equity to that paid in cash is not fixed, but rather is determined by the Executive Compensation Committee at the time of grant to reflect the consideration of such factors as the size of the total award and each NEO's stock ownership level.

        Equity-based awards are generally granted as of the date of approval, although the restricted stock awards granted to NEOs and other employees in respect of the 2011 annual incentive awards were granted to coincide with the payment date of cash bonuses to our employees generally.

        The amount and mix (cash to equity) of NEO compensation is also affected by any applicable employment agreements or other contractual obligations. As with most companies in our industry, employment agreements are intended to attract and retain qualified executives who may have other employment opportunities that appear more attractive absent these contracts. Employment agreement terms can vary substantially from one to another. The principles underlying our employment agreements are intended to incentivize management performance and compensate them on a performance-based basis. See the discussion under the heading "Narrative Disclosure and Employment Agreements" for more information regarding our employment agreements.

Board Policy on Recoupment of Bonuses Upon Restatement Due to Fraud or Misconduct

        In the event of a material negative accounting restatement due to material noncompliance by the Company with financial reporting requirements, the Board or a committee of the Board will review the circumstances that caused the restatement and consider issues of accountability among the Company's executive officers. If the Board determines that fraud or intentional misconduct by one or more of the Company's executive officers caused the error or errors that resulted in the need for the Company to restate its financial statements, the Board may require reimbursement of certain incentive compensation earned by such executive officer or officers with respect to the period covered by the restatement.

Anti-Hedging Policy

        Our policies regarding trading in our common stock prohibit employees and directors from hedging or otherwise disposing of the economic risk of ownership of our stock other than through a true sale. In addition, employees are prohibited from short-term trading in personal accounts and as a result, they are required to hold purchased stock positions in our common stock for a minimum of 14 days, subject to certain exceptions.

RISK ASSESSMENT IN COMPENSATION PROGRAMS

        With the assistance of FW Cook & Co., the Executive Compensation Committee's independent compensation consultant, the Company has assessed its broad-based and executive compensation programs to determine if the programs' provisions and operations create undesired or unintentional risk of a material nature. Our risk assessment included two work streams — one focused on reviewing areas of enterprise risk and the other focused on identifying compensation design risk. Our enterprise risk analysis examined the types and magnitudes of risks the business areas present to the Company. Our compensation design risk analysis examined the potential risks in the design of our performance-based compensation arrangements. With respect to each performance-based compensation plan, we identified and assessed the risk profile of the plan. Finally, we evaluated on a combined basis the results of the enterprise and compensation risk assessments, on a business-by-business basis. As a result of our analysis, we believe that our compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole, and that, consequently, our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of Independent Compensation Consultant

        General.    The Executive Compensation Committee has historically engaged an independent consultant to advise it on compensation matters. In recent years, including 2011, the Executive Compensation Committee engaged FW Cook & Co. to serve as its independent compensation consultant. During 2011, FW Cook & Co. assisted the Company in completing a compensation program risk assessment, advised us on the preparation of our 2011 proxy statement compensation disclosures, and addressed ongoing compensation issues for the Executive Compensation Committee as they arose. In addition, FW Cook & Co. assisted the Committee in negotiating the employment agreement terms for Messrs. Hughes and Griff, who were hired in 2011 as our CEO and COO, respectively. Representatives of FW Cook & Co. attend meetings of the Executive Compensation Committee as requested by the Executive Compensation Committee chair, are available to the Executive Compensation Committee chair and other members on a regular basis and will meet with management when directed to do so by the Executive Compensation Committee.

        FW Cook & Co. has no other financial relationships with the Company and works with management only at the request of the Executive Compensation Committee to obtain data and other information necessary for advising and supporting the Executive Compensation Committee.

        2011 Peer Group Analysis.    To provide competitive context to the Executive Compensation Committee, in 2011 FW Cook & Co. analyzed executive compensation levels and incentive program structures and design within a peer group of similarly sized, publicly traded investment banking and brokerage firms. FW Cook & Co. determined the membership of the peer group with input from the Executive Compensation Committee and management. The peer group consisted of the following companies:

Cowen Group	Jefferies Group	Oppenheimer Holdings
Evercore Partners	JMP Group	Piper Jaffray
FBR & Co.	KBW	Stifel Financial
Greenhill & Co.	Lazard Ltd.	SWS Group

        The peer group we used to benchmark the elements of executive pay was made up of U.S. companies in the financial services industry whose revenues and market capitalizations most closely resemble those of the Company and which represent our principal source of competition for executive talent in our industry.

        FW Cook & Co.'s analysis examined the structure of incentive compensation programs as well as a history of compensation for named executive officers in each of the peer companies. The analysis examined the following:

  •
  all components of total direct compensation (base salary, annual incentives and long-term incentives) for the named executive officers among the peer companies for the years 2004 through 2010;

  •
  the design features of annual and long-term incentive programs of the peer companies;

  •
  compensation and benefits expense as a percent of peer company net revenues;

  •
  Company performance versus its peer companies on a variety of bases; and

  •
  the aggregate annual share usage, potential share dilution, and economic cost of annual long-term incentive awards as a percent of each peer company's market capitalization and revenues.

        The Executive Compensation Committee used the peer group data provided by FW Cook & Co. to gain an understanding of market practices at the time with regard to the design and magnitude of executive compensation. The Executive Compensation Committee did not use this information in 2011 to directly determine specific compensation levels, nor did it target a specific percentile positioning versus the Company's peers for NEO compensation. In making compensation decisions, the Executive Compensation Committee considered FW Cook & Co.'s competitive analysis together with the other factors discussed in this Compensation Discussion & Analysis.

Backdrop for 2011 NEO Compensation Decisions

        In 2011, several non-routine factors significantly affected decisions made by the Executive Compensation Committee regarding NEO compensation. These influences are summarized below.

        Operational and Strategic Repositioning.    In August 2011, at the direction of the Board and under the management of our NEOs, the Company adopted a new strategic business plan with the goal of positioning the Company as a highly focused investment bank with quality fixed income, advisory and corporate finance capabilities. The implementation of this plan included realigning our Investment Banking business and exiting our Equities business. These projects required significant time and effort by our NEOs in conceptualizing, designing and implementing.

        Management Restructuring.    In 2011, we underwent several significant changes in senior management, as summarized below:

Executive Officer	Title	Changes
Mr. Peter J. McNierney	Former President, CEO and COO	Resigned in May 2011
Mr. Thomas J. Hughes	CEO	Hired in May 2011
Mr. John Griff	COO	Hired in July 2011
Mr. Jeffrey H. Kugler	Former CFO	Resigned in August 2011
Mr. Bryan Edmiston	Controller	Assumed responsibilities of chief accounting officer in August 2011

        When Messrs. McNierney and Kugler left the Company, they each entered into agreements with the Company with respect to post-employment rights and responsibilities. These agreements are described below under the caption "Narrative Disclosure and Employment Agreements."

        2011 Financial Results.    The year ended December 31, 2011 was a transition year for us, financially. While net loss and net loss per share increased, this was largely the result of non-cash write-offs of intangible assets as a result of our exiting the Equities business and the realignment of our Investment Banking business. Our revenues improved in 2011, principally due to our acquisition of ClearPoint, and without the changes referenced above, we would have recorded net income. Our compensation and benefits expense for the year ended December 31, 2011 was $162.5 million, a $6.3 million decrease from 2010, primarily due to lower variable compensation expense in the MBS/ABS & Rates and Corporate Credit segments due to lower net revenues. Variable compensation expense also decreased in the Investment Banking segment as a result of the realignment. In addition, annual compensation expense for members of senior management was lower compared to the prior year and compensation expense for certain leaders of the Company's business segments was weighted more heavily toward stock-based compensation. Compensation expense for the year ended December 31, 2010 also included the impact of $26.0 million of non-recurring items.

        Tender Offer.    In 2011, we engaged in a program to make periodic purchases of our common stock under an "at-the market," Rule 10b-18 stock repurchase program and carry out a modified "Dutch auction" tender offer through which we purchased approximately 6.6 million shares of our common stock for a purchase price of approximately $8.3 million. The program was designed to improve our capital structure, be accretive to our earnings and improve returns on equity.

Decisions with Respect to 2011 NEO Compensation

        In setting 2011 NEO compensation, the Executive Compensation Committee considered the various factors described above. Its decisions, and the rationale for those decisions, are described below.

        Base Salary.    The 2011 base salaries of Messrs. Gleacher ($350,000), Hughes ($750,000), Griff ($350,000) and McNierney ($300,000) were each prescribed by the terms of their respective employment agreements with the Company. The 2011 base salaries of Ms. Arciero-Craig ($250,000) and Mr. Kugler ($250,000) had been determined previously by the Executive Compensation Committee and remained the same as in 2010. Mr. Edmiston's base salary of $200,000 remained the same upon the assumption of his additional duties.

        2011 Annual Incentive Award Determinations.    Set forth below is a description of the annual incentive awards made to each NEO with respect to their performance in 2011 and an explanation of the factors considered by the Executive Compensation Committee in making these awards. Other than the Section 162(m) threshold goal described under the heading "Section 162(m)" below, the Executive Compensation Committee did not condition 2011 annual incentive awards to our NEOs on the achievement of specific corporate objectives, but rather considered the function, responsibilities and contributions of each of our NEOs and exercised discretion in assessing both the contribution potential of each of our NEOs and the extent to which that potential was achieved. For each of our NEOs, the Executive Compensation Committee did not establish a specific weighting for each factor, but rather considered all of the factors together.

        The annual incentive awards described below took the form of cash or cash and restricted stock grants, in each case paid in February 2012. In accordance with SEC reporting rules, the cash component of the annual incentive awards are reflected in the Summary Compensation Table for 2011. The restricted stock awards will be reported in the Summary Compensation Table for 2012.

        2011 Annual Incentive Awards — Mr. Gleacher.    In its deliberations regarding Mr. Gleacher's 2011 annual incentive compensation, the Executive Compensation Committee considered Mr. Gleacher's overall contributions to the Company as well as the following factors:

  •
  the financial performance of the Investment Banking business;

  •
  Mr. Gleacher's efforts in realigning the Investment Banking business;

  •
  Mr. Gleacher's overall performance over the year;

  •
  the performance of the Company's stock price during the year; and

  •
  Mr. Gleacher's total compensation relative to the historical compensation paid to executive chairmen of our peer companies and general industry practices among comparably sized companies.

        The Company overall made significant progress in its business objectives and Mr. Gleacher played a significant role in that effort. Nevertheless, in light of the fact that the Company's financial results and stock price performance did not reflect this progress, and our Investment Banking Division, over which Mr. Gleacher has direct oversight, did not perform up to expectations, Mr. Gleacher requested that the Executive Compensation Committee not award him incentive compensation for 2011. While the Executive Compensation Committee believed that Mr. Gleacher's contributions in 2011 were significant, in keeping with our "pay-for-performance" philosophy and partially in light of his already significant stock ownership, the Executive Compensation Committee agreed to honor Mr. Gleacher's request that he not be awarded a cash bonus or an equity grant.

        2011 Annual Incentive Awards — Mr. Hughes.    The Executive Compensation Committee considered the following factors in deliberations regarding Mr. Hughes' 2011 annual incentive compensation:

  •
  Mr. Hughes' key role in directing an extensive assessment of the Company's business operations and prospects and in synthesizing the results of that assessment into the Company's new long-term strategic plan, including, in particular, significant reductions in overall compensation ratios;

  •
  Mr. Hughes' effective implementation of key steps in that plan;

  •
  Mr. Hughes' role in hiring Mr. Griff and in further building out the Company's financial, accounting and risk management functions;

  •
  the Company's overall financial performance;

  •
  the performance of the Company's stock price during the year;

  •
  Mr. Hughes' management of the other NEOs;

  •
  Mr. Hughes' overall performance over the year;

  •
  Mr. Hughes' cash salary, the inducement grant of a stock option for 3,000,000 shares of the Company's common stock and an award of 1,000,000 of restricted stock units upon the commencement of his employment; and

  •
  Mr. Hughes' total cash compensation and long-term equity compensation relative to the historical compensation paid to the chief executive officers of our peer companies and general industry practices among comparably sized companies.

        Despite the Company's progress in 2011, and Mr. Hughes' contributions to that effort, in light of the fact that the Company's financial results and stock price performance were suboptimal, Mr. Hughes requested that the Executive Compensation Committee not award him incentive compensation for 2011 other than the cash amount contemplated by his employment letter. While the Executive Compensation Committee believed that Mr. Hughes' contributions in 2011 were significant, it agreed to limit Mr. Hughes' bonus to a $250,000 cash payment for the period of time Mr. Hughes was employed by the Company in

2011. The bonus amount awarded to Mr. Hughes in respect of the 2011 fiscal year is significantly less than what has historically been paid to our chief executive officer and to comparable positions at our peer firms, even when taking into account its discount for the portion of the year during which Mr. Hughes was not employed by the Company. In keeping with this approach, Mr. Hughes' own request, and considering the significant equity grants made to Mr. Hughes upon joining the Company, the Executive Compensation Committee determined not to make a further equity grant to Mr. Hughes at year end.

        2011 Annual Incentive Awards — Mr. Griff.    The Executive Compensation Committee considered the following factors in setting Mr. Griff's 2011 annual incentive compensation:

  •
  Mr. Griff's contributions in designing and managing the overall roll-out of the Company's new long-term strategic plan;

  •
  the Company's overall financial performance;

  •
  the performance of the Company's stock price during the year;

  •
  Mr. Griff's contributions to the Company's control environment;

  •
  Mr. Griff's overall performance over the year;

  •
  Mr. Griff's total cash compensation and long-term equity compensation relative to the historical compensation paid to the chief operating officers and second highest paid executives of our peer companies and general industry practices among comparably-sized companies; and

  •
  the recommendation of Mr. Hughes.

        Based on the same philosophy that drove the compensation decisions for Messrs. Gleacher and Hughes, the Executive Compensation Committee awarded to Mr. Griff a cash bonus of $350,000, the minimum amount allowed under his employment agreement for the initial year of hire, a decision Mr. Griff endorsed. Mr. Griff also received a $1,000,000 equity incentive award in the form of restricted stock, principally to better align Mr. Griff's compensation with changes in stockholder value over the long term. The Executive Compensation Committee determined that the portion of the 2011 annual incentive award to be paid in the form of equity should be granted in the form of restricted shares of the Company's common stock, vesting in equal 33 1/3% installments over a three-year period from the date of grant to promote retention and long-term alignment with stockholders. The number of shares subject to this grant was calculated by dividing the intended dollar value of the grant by the fair market value of the Company's common stock on the date of grant. The Executive Compensation Committee believed that, given Mr. Griff's total compensation, the allocation of his 2011 annual incentive award between cash and equity (with approximately 74% of the annual incentive award made in equity) was appropriate.

        2011 Annual Incentive Awards — Ms. Arciero-Craig.    The Executive Compensation Committee considered the following factors in setting Ms. Arciero-Craig's 2011 annual incentive compensation:

  •
  Ms. Arciero-Craig's contribution in advising on all legal and compliance aspects of the design and implementation of the Company's new long-term strategic plan, as well as our management changes;

  •
  Ms. Arciero-Craig's overall performance over the year, including managing the Company's legal, compliance and internal audit departments through a period of substantial Company activity in an environment of increasing regulatory scrutiny;

  •
  the recommendation of Mr. Hughes; and

  •
  Ms. Arciero-Craig's total cash compensation and long-term equity compensation relative to the historical compensation paid to the general counsels of our peer companies and general industry practices among comparably sized companies.

        Based on these considerations, the Executive Compensation Committee awarded Ms. Arciero-Craig a 2011 annual incentive award valued at $825,000, consisting of a $450,000 cash bonus and $375,000 in the form of a long-term equity incentive award. The Executive Compensation Committee determined that the portion of the 2011 annual incentive award to be paid in the form of equity should be granted in the form of restricted shares of the Company's common stock, vesting in equal 33 1/3% installments over a three-year period from the date of grant to promote retention and long-term alignment with stockholders. The number of shares subject to this grant was calculated by dividing the intended dollar value of the grant by the fair market value of the Company's common stock on the date of grant. The Executive Compensation Committee believed that, given Ms. Arciero-Craig's total compensation, the allocation of her 2011 annual incentive award between cash and equity (with approximately 45% of the annual incentive award made in equity) was appropriate.

        2011 Annual Incentive Awards — Mr. Edmiston.    The Executive Compensation Committee considered the following factors in setting Mr. Edmiston's 2011 annual incentive compensation:

  •
  Mr. Edmiston's contributions in designing and implementing the financial and accounting aspects of the Company's new long-term strategic plan;

  •
  Mr. Edmiston's overall performance over the year, particularly given the sizeable increase in responsibilities he was asked to assume on the resignation of the Company's CFO;

  •
  Mr. Edmiston's efforts to continuously improve the Company's control environment;

  •
  the recommendation of Mr. Hughes; and

  •
  Mr. Edmiston's total cash compensation and long-term equity compensation relative to the historical compensation paid to the principal financial officers of our peer companies and general industry practices among comparably sized companies.

        Based on these considerations, the Executive Compensation Committee awarded Mr. Edmiston a 2011 annual incentive award valued at $475,000, consisting of a $225,000 cash bonus and $250,000 in the form of a long-term equity incentive award. The Executive Compensation Committee determined that the portion of the 2011 annual incentive award to be paid in the form of equity should be granted in the form of restricted shares of the Company's common stock, vesting in equal 33 1/3% installments over a three-year period from the date of grant to promote retention and long-term alignment with stockholders. The number of shares subject to this grant was calculated by dividing the intended dollar value of the grant by the fair market value of the Company's common stock on the date of grant. The Executive Compensation Committee believed that, given Mr. Edmiston's total compensation, the allocation of his 2011 annual incentive award between cash and equity (with approximately 53% of the annual incentive award made in equity) was appropriate.

        2011 Annual Incentive Awards — Messrs. McNierney and Kugler.    Neither Mr. McNierney nor Mr. Kugler was granted incentive compensation in respect of 2011 performance as they left the Company in May and August of 2011, respectively.

        Relative 2011 Compensation between NEOs.    As in prior years, there were considerable differences in the compensation paid to our NEOs in 2011. The reasons for these differences are described below.

        Messrs. Hughes and Griff and Ms. Arciero-Craig each received compensation in respect of their services to the Company in 2011 that significantly exceeded the compensation paid to our two other NEOs, Messrs. Gleacher and Edmiston. In their capacities as CEO and Chief Operating Officer, respectively, Messrs. Hughes and Griff shared ultimate responsibility for managing the Company through the departure of our previous CEO and CFO and maintaining management and operational stability while nevertheless achieving numerous strategic objectives. They were also responsible for directing and overseeing the performance of our other NEOs. A large portion of Messrs. Hughes' and Griff's compensation was in the form of inducement grants awarded in connection with the commencement of their respective employment. Ms. Arciero-Craig played a key role throughout the year by continuing to manage the legal aspects of our management changes and strategic redirection while also supervising the day-to-day legal, compliance and internal audit functions, and was awarded a bonus in line with these efforts and the prior year's compensation. Mr. Edmiston received compensation that was less than that paid to Messrs. Hughes and Griff and Ms. Arciero-Craig due largely to the fact that his responsibilities are inherently more limited in the breadth of Company functions for which he is accountable and Mr. Edmiston only assumed his new position in the latter part of 2011. As noted above, the Executive Compensation Committee determined to honor Mr. Gleacher's request that he not be awarded an incentive bonus for 2011 in light of the performance of the Investment Banking division and the Company's financial results and stock price.

        While these considerations impacted the 2011 compensation of our NEOs, the Executive Compensation Committee has substantial discretion in setting compensation for 2012 and beyond and may place greater weight on different criteria in the future.

Section 162(m)

        Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1 million awarded in any fiscal year to a corporation's chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). We endeavor to structure our compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting our compensation objectives. To ensure that annual incentive awards for 2011 would be considered performance-based compensation under Section 162(m) (and therefore tax-deductible to the Company), the Executive Compensation Committee established a threshold performance goal for each NEO under the 2007 Incentive Compensation Plan (the "ICP") and conditioned payment of annual incentive awards on achievement of the performance criterion for 2011. Compensation for Mr. Edmiston is not subject to Section 162(m), but was determined in the same way. As a pre-requisite to paying 2011 annual incentive awards to our NEOs, the Company had to achieve net revenues for the year ended December 31, 2011 in excess of $150 million.

        The Board and the Executive Compensation Committee reserve the authority to award nondeductible compensation to executive officers in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT*

        The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the Exchange Act with management and, based on the Executive Compensation Committee's review and discussions with management, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE
Robert A. Gerard (Chair)
Marshall Cohen
Bruce Rohde

        *      The material in this report is not "solicitation material," is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

SUMMARY COMPENSATION TABLE

        The following table sets forth certain information regarding compensation of (1) each person who served as our CEO during fiscal year 2011, (2) each person who served as our principal financial officer ("PFO") during fiscal year 2011, and (3) the Company's three most highly compensated executive officers other than the CEO and the PFO who were serving as executive officers as of December 31, 2011 (collectively referred to as the "Named Executive Officers" or the "NEOs").

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)(3)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Eric J. Gleacher	2011	$350,000		$—	$—		$—		$—	$—	$—		$350,000
Chairman	2010	350,000		3,875,000	—		—		—	—	—		4,225,000
	2009	200,577	(4)	—	—		—		—	—	—		200,577
Thomas J. Hughes*	2011	500,000	(5)	250,000	1,850,000	(6)	3,480,000	(6)	—	—	—		6,080,000
CEO
John Griff†	2011	160,417	(5)	350,000	—		910,000	(6)	—	—	—		1,420,417
COO
Patricia A. Arciero-Craig	2011	250,000		450,000	200,000		—		—	—	—		900,000
Secretary and General	2010	250,000		450,000	211,235		—		—	—	—		911,235
Counsel	2009	250,000		450,000	50,000		—		—	—	—		750,000
Bryan Edmiston‡	2011	200,000		225,000	25,000		—		—	—	—		450,000
Controller (principal financial officer)
Peter J. McNierney*	2011	101,154		—	—		—		—	—	2,007,841	(7)	2,108,995
Former CEO, President and COO	2010	300,000		1,875,000	2,087,781		3,092,000		—	—	—		7,354,781
	2009	300,000		1,250,000	682,498		—		—	—	—		2,232,498
Jeffrey H. Kugler‡	2011	177,083		—	254,896	(8)	—		—	—	72,917	(9)	504,896
Former CFO	2010	235,417	(10)	450,000	46,942		—		—	—	—		732,359

*
Mr. McNierney resigned as CEO on May 2, 2011. Mr. Hughes was appointed CEO effective as of May 2, 2011.

†
Mr. Griff became our COO as of July 18, 2011.

‡
Mr. Kugler resigned as CFO on August 15, 2011. Mr. Edmiston became our Controller as of August 15, 2011.

(1)
Amounts set forth in this column include the cash portion of the annual incentive awards for 2011 for each NEO.

(2)
Amounts set forth in the Stock Awards and Option Awards columns represent the grant date fair value of awards made by the Company in the respective fiscal years. Grant date fair value has been determined in accordance with ASC 718. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2011 may be found in Note 21 of the Company's consolidated financial statements for fiscal year 2011 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Discussions of assumptions used in prior fiscal years may be found in the corresponding footnotes for such fiscal years' consolidated financial statements.

(3)
Stock Awards granted after the December 31, 2011 fiscal year end are not included in this column. For information regarding stock awards granted after the end of the fiscal year, see the discussion under the heading "Compensation Discussion and Analysis — Decisions with Respect to 2011 NEO Compensation."

(4)
Mr. Gleacher became an employee of the Company on June 6, 2009 following the closing of the Gleacher transaction. The salary reported here represents the salary received in respect of 2009 from that date.

(5)
Represents a pro-rated salary of $750,000 per year paid to Mr. Hughes and $350,000 per year paid to Mr. Griff, both of whom joined the Company during the year ended December 31, 2011.

(6)
Represents 1,000,000 shares underlying restricted stock units and 3,000,000 shares underlying stock options granted to Mr. Hughes, and 1,000,000 shares underlying stock options granted to Mr. Griff, as inducements to commence employment.

(7)
Pursuant to the letter agreement, dated as of April 22, 2011 (the "McNierney Letter Agreement"), by and between the Company and Mr. McNierney, Mr. McNierney was entitled to a lump sum cash payment of $1,849,750, continued payment of the annual base salary for six months following his resignation date and 12 months of continued health benefits, pro-rated since his resignation date.

(8)
Includes the fair value of 42,555 of equity awards that immediately vested pursuant to the letter agreement, dated as of August 22, 2011 (the "Kugler Letter Agreement"), by and between the Company and Mr. Kugler, that were otherwise scheduled to vest during the period beginning on Mr. Kugler's resignation date and ending on February 15, 2012.

(9)
Pursuant to the Kugler Letter Agreement, Mr. Kugler was entitled to continued payment of his annual base salary through December 31, 2011.

(10)
Mr. Kugler's salary in 2011 reflects an increased annual rate effective August 2011.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2011

        The following table sets forth information regarding grants of compensation awards made to the Company's Named Executive Officers during the fiscal year ended December 31, 2011.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(1)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date(1)	Threshold ($)	Target ($)	Max. ($)	Threshold ($)	Target ($)	Max. ($)
Eric J. Gleacher	—	$—	$—	$—	$—	$—	$—	—		—	$—	$—
Thomas J. Hughes	5/9/2011	—	—	—	—	—	—	1,000,000		—	—	1,850,000
	5/9/2011	—	—	—	—	—	—	—		3,000,000	1.85	3,480,000
John Griff	8/4/2011	—	—	—	—	—	—	—		1,000,000	1.46	910,000
Patricia A. Arciero-Craig	2/15/2011	—	—	—	—	—	—	95,238		—	—	200,000
Bryan Edmiston	2/15/2011	—	—	—	—	—	—	11,905		—	—	25,000
Peter J. McNierney	—	—	—	—	—	—	—	—		—	—	—
Jeffrey H. Kugler	2/15/2011	—	—	—	—	—	—	95,238	(3)	—	—	200,000

(1)
All stock awards reported in this column will vest in equal annual installments over a three-year period commencing on the grant date.

(2)
Reflects grant date and grant date fair value for equity based awards as determined for financial statement reporting purposes in accordance with ASC 718.

(3)
In connection with the Mr. Kugler's resignation, the portion of the award that was otherwise scheduled to vest during the period beginning on his resignation date and ending on February 15, 2012, or 31,746 shares, was immediately vested in accordance with the terms set forth in the Kugler Letter Agreement. The remaining portion was forfeited.

 NARRATIVE DISCLOSURE AND EMPLOYMENT AGREEMENTS

        The Company has employment agreements and letter agreements with Messrs. Gleacher, Hughes and Griff (our Chairman, CEO and COO, respectively), each of which is discussed below. Ms. Arciero-Craig, our General Counsel, and Mr. Edmiston, our Controller, do not have employment agreements with us, but Ms. Arciero-Craig has entered into a non-compete and non-solicit agreement with us. The Company terminated its employment agreements with Mr. McNierney as of May 2, 2011. Mr. Kugler did not have an employment agreement with us.

        Gleacher Employment Agreement.    In connection with the Gleacher transaction, the Company, Gleacher Securities, Gleacher Partners LLC ("Gleacher Partners") and Mr. Gleacher entered into an employment agreement that became effective on June 5, 2009 (the "Gleacher Employment Agreement").

        The Gleacher Employment Agreement provides that Mr. Gleacher will be employed for a three-year term commencing on June 5, 2009, automatically extended for one additional year upon the third anniversary of the effective date without any affirmative action, unless either party to the agreement provides at least six months' advance written notice to the other party that the employment period will not be extended. To date, neither party has issued such a notice and therefore, under the terms of that Agreement, Mr. Gleacher's employment period will be extended through June 4, 2013. Mr. Gleacher's employment agreement also provides that during the term, when he is up for election, the Board shall nominate him for election as a member of the Board and he shall serve as Chairman of the Board. Mr. Gleacher is entitled to receive an annual base salary of $350,000 and to participate in the Company's Investment Banking Division's annual investment banking bonus pool. Mr. Gleacher is also entitled to receive employee benefits on such basis as is comparable to those provided to other senior employees of the Company, automobile transportation-related benefits for business purposes that are no less favorable than those provided to him prior to the Gleacher transaction and reimbursement for all reasonable expenses incurred by him on the same basis as applied to him prior to the Gleacher transaction. Mr. Gleacher is also entitled to tax gross-up payments for any excise taxes he might incur as a result of payments made to him in connection with a change in control. In April 2012, the Board of Directors resolved that tax gross-up payments would no longer be a part of compensation for executive officers upon a change in control. For further information regarding the Gleacher Employment Agreement, see the discussion under the heading "Potential Payments Upon Termination or Change in Control" below.

        Under the Gleacher Employment Agreement, "Cause" is generally defined as (i) the executive's conviction of, or plea of guilty or "no contest" to, any felony; (ii) the executive's conviction of, or plea of guilty or "no contest" to, a violation of criminal law involving the Company and its business; (iii) the executive's commission of an act of fraud or theft, or material dishonesty in connection with the performance of his duties to the Company and its Affiliates; or (iv) the executive's willful refusal or gross neglect to perform the duties reasonably assigned to him and consistent with his position with the Company and its Affiliates or otherwise to comply with the material terms of any agreement between the Company or any of its Affiliates. In addition, Mr. Gleacher's breach of any material term of the non-competition agreement or any other material agreement between the executive and us which breach continues for more than five days after the executive receives written notice of such breach also constitutes grounds for a termination without "Cause."

        "Good Reason" is generally defined in the Gleacher Employment Agreement as (i) failure by the Company to perform fully the terms of the employment, or any plan or agreement referenced in the employment agreement, other than an immaterial and inadvertent breach; (ii) any reduction in the executive's base salary or failure to pay any bonuses or other material amounts due under the employment agreement; (iii) the assignment to the executive of any duties inconsistent in any material respect with his position or with his authority, duties or responsibilities during the period required by the employment agreement, or any other action by us which results in a diminution in such positions, authority, duties or responsibilities; (iv) any change in the place of the executive's principal place of employment to a location outside New York City; (v) any failure by the Company to obtain an assumption and agreement to perform the employment agreement by a successor to the Company; or (vi) a Change in Control of the Company or Gleacher Securities occurs and the executive does not continue thereafter as Chairman of the Company.

        For further information regarding the Gleacher Employment Agreement, see the discussion under the heading "Potential Payments Upon Termination or Change in Control" below.

        In connection with the Gleacher Employment Agreement, the Company and Mr. Gleacher entered into a non-competition and non-solicitation agreement containing provisions regarding confidentiality, non-solicitation and other restrictive covenants.

        In October 2010, the Company and Mr. Gleacher entered into a letter agreement (the "Gleacher Letter Agreement"), pursuant to which Mr. Gleacher continued as Chairman and Mr. McNierney assumed the additional office of interim CEO. The Gleacher Letter Agreement provides that in connection with these changes and subject to the achievement of the pre-established Company performance goal approved by the Executive Compensation Committee, Mr. Gleacher was entitled to receive a cash bonus award of $3.875 million, to be paid (less applicable tax withholding) at such time as annual cash bonuses are paid to other executive officers of the Company, provided that the amount of such cash award would not exceed (i) the applicable percentage of the Company's net revenues for 2010 as approved by the Executive Compensation Committee, or (ii) the applicable limitations set forth in the Company's incentive compensation plan. This payment was made in full in February 2011.

        Hughes Employment Letter Agreement.    In April 2011, the Company entered into an employment letter agreement (the "Hughes Letter Agreement") providing for Mr. Hughes to serve as the Company's CEO. The Hughes Letter Agreement has a three-year term, starting on May 2, 2011. The Company also agreed to nominate Mr. Hughes to our Board of Directors while he is employed as CEO during his employment term.

        During the term, the Company is required to pay Mr. Hughes an annual base salary of $750,000, and he is eligible for an annual incentive bonus to be determined by the Executive Compensation Committee, based on achievement of performance goals set by the Committee and the terms of the Company's incentive plan. Any annual bonus awarded will be payable in a combination of cash and equity awards, with up to $250,000 of any such bonus to be paid in cash and the balance to be satisfied through the grant of equity awards in respect of the Company's common stock. During the term, Mr. Hughes is entitled to employee and fringe benefits on the same basis as provided to our other senior executives from time to time.

        As an inducement to commence employment with the Company, the Company granted to Mr. Hughes the following equity awards:

  (1)
  stock options to purchase 3,000,000 shares of our common stock, with a per share exercise price equal to $1.85, the fair market value of a share of our common stock on the date of grant, vesting in three equal installments on each of the first three anniversaries of the date of grant subject to his continued employment (except as described below) and having a six-year term; and

  (2)
  restricted stock units with respect to 1,000,000 shares of our common stock, vesting in three equal installments on each of the first three anniversaries of the date of grant subject to his continued employment (except as described below) and settling when and as they vest.

        The unvested portion of the stock option awards and the restricted stock unit award will vest in full upon Mr. Hughes' termination of employment due to his death or "Disability," a resignation by him for "Good Reason" or a termination by the Company without "Cause" during the two-year period following a "Change in Control" of the Company. "Change in Control," "Good Reason" and "Cause" have specific meanings defined in the Hughes Letter Agreement, as discussed further below.

        If, prior to a Change in Control, Mr. Hughes' employment is terminated by the Company other than for Cause, death or Disability or he resigns for Good Reason, he will be entitled to continue to receive his base salary for one year following his termination. If, during the two-year period following a Change in Control, Mr. Hughes' employment is terminated by the Company other than for Cause, death or Disability or he resigns for Good Reason, he will be entitled to receive an amount equal to 1.5 times the sum of his base salary and the amount equal to 125% of his base salary, payable in equal installments over the one-year period following his termination. Mr. Hughes' right to receive termination benefits are subject to his signing a release of claims in our favor and continued compliance with the restrictive covenants contained in the Hughes Letter Agreement.

        Pursuant to the Hughes Letter Agreement, "Cause" has substantively the same meaning as under clauses (i) through (iv) of the Gleacher Employment Agreement, as described above. "Good Reason" is generally defined as (i) a material reduction in the executive's Base Salary; (ii) the assignment to the executive of duties or responsibilities that represent a material diminution from the duties or responsibilities associated with the position of Chief Executive Officer; or (iii) the relocation of the executive's primary place of employment to a location 50 or more miles from the Company's headquarters.

        Under the Hughes Letter Agreement, Mr. Hughes is subject to confidentiality obligations and, for one year after any termination of his employment with the Company, non-competition, customer non-solicitation and employee non-solicitation and no hire obligations.

        For additional information on Mr. Hughes' Letter Agreement, please see the discussion under the heading "Potential Payments Upon Termination or Change in Control."

        Griff Employment Letter Agreement.    Concurrently with his appointment as COO, the Company entered into an employment letter agreement (the "Griff Letter Agreement") with Mr. Griff, which became effective on July 18, 2011. Pursuant to the Griff Letter Agreement, the Company is required to pay Mr. Griff an annual base salary of $350,000. In addition, Mr. Griff will be eligible for an annual incentive bonus to be determined by the Executive Compensation Committee, not to be less than $350,000 with respect to the 2011 fiscal year, subject to the achievement of applicable performance goals and certain other requirements set forth in the Griff Letter Agreement. These conditions were met and this bonus was paid.

        As an inducement to commence employment with the Company, the Company also awarded Mr. Griff stock options to purchase up to 1,000,000 shares of Company common stock with a six-year term and a per share exercise price equal to $1.46, the closing price of the Company's common stock on the date of grant. The awards vest in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Griff's continued employment with the Company (except as otherwise provided in the award agreement in connection with certain terminations of employment).

        Under the Griff Letter Agreement, Mr. Griff is subject to confidentiality obligations and, for one year after any termination of his employment with the Company, non-competition, customer non-solicitation and employee non-solicitation and no hire obligations.

        Mr. Griff's stock option agreement provides that the unvested portion of Mr. Griff's stock option award will become vested and exercisable upon his termination of employment due to his death or disability, a resignation by him for "Good Reason" or, subject to his execution of a release and separation agreement, a termination by the Company without "Cause" during the two-year period following a "Change in Control" of the Company. "Change in Control," "Good Reason" and "Cause" have specific meanings defined in Mr. Griff's stock option agreement.

        Under Mr. Griff's stock option agreement, "Cause" has substantively the same definition as under clauses (i) through (iv) of the Gleacher Employment Agreement, the definition of which is set forth above, and "Good Reason" is defined as, without Employee's prior written consent: (i) a material reduction in the employee's base salary; (ii) the assignment to employee of duties or responsibilities that represent a material diminution from the duties or responsibilities associated with the position of Chief Operating Officer; or (iii) the relocation of employee's primary place of employment to a location 50 or more miles from the Company's headquarters.

        For additional information regarding Mr. Griff's Employment Letter Agreement and his stock option agreement, please see the discussion under the heading "Potential Payments Upon Termination or Change in Control."

        Arciero-Craig Non-Compete and Non-Solicit Agreement.    On September 21, 2007, Ms. Arciero-Craig entered into a non-compete and non-solicit agreement. For further information regarding this agreement see the discussion under the heading "Potential Payments Upon Termination or Change in Control."

        McNierney Employment Agreement.    Mr. McNierney and the Company were parties to an employment agreement that became effective September 21, 2007 (the "McNierney Employment Agreement"). In September 2010, the McNierney Employment Agreement expired, and the Company entered into a letter agreement with Mr. McNierney (the "McNierney Continued Employment Letter Agreement"). Pursuant to this agreement, all restricted stock units and stock options to acquire shares of Company common stock held by Mr. McNierney that were unvested as of September 21, 2010 vested and became non-forfeitable as of such date. The McNierney Continued Employment Letter Agreement also rolled forward a severance payment obligation to Mr. McNierney contained in the McNierney Employment Agreement under this arrangement. Upon any termination of Mr. McNierney's employment, he is entitled to receive a lump-sum cash severance payment of $756,000.

        The McNierney Continued Employment Letter Agreement also reaffirmed the continuing applicability of the confidentiality, non-competition and non-solicitation provisions contained in the McNierney Employment Agreement. For further information regarding the McNierney Continued Employment Letter Agreement, see the discussion under the heading "Potential Payments Upon Termination or Change in Control" below.

        In October 2010, the Company and Mr. McNierney entered into a letter agreement (the "McNierney Letter Agreement"), pursuant to which Mr. McNierney was appointed as the interim CEO, in addition to President and Chief Operating Officer. The McNierney Letter Agreement provided that in connection with these changes and subject to the achievement of the pre-established Company performance goal approved by the Executive Compensation Committee, Mr. McNierney was entitled to receive a cash award of $1.875 million, to be paid (less applicable tax withholding) at such time as annual cash bonuses were paid to other executive officers of the Company, provided that the amount of such cash award did not exceed (1) the applicable percentage of the Company's net revenues for 2010 as approved by the Executive Compensation Committee, or (2) the applicable limitations set forth in the Company's incentive compensation plan. This award was paid in full in February 2011.

        Mr. McNierney resigned from the Company on May 2, 2011. In connection with Mr. McNierney's resignation, the Company and Mr. McNierney entered into a letter agreement (the "McNierney Resignation Letter Agreement") regarding the terms of Mr. McNierney's resignation. The McNierney Resignation Letter Agreement provided that, subject to the execution of a release of claims against the Company, which Mr. McNierney subsequently executed, the Company would pay Mr. McNierney a total of approximately $2.0 million, which included a $756,000 payment due to Mr. McNierney pursuant to the terms of the McNierney Continued Employment Letter Agreement. Mr. McNierney's vested stock options remain exercisable until the expiration date set forth in the applicable stock option agreement and his vested restricted stock units will settle in accordance with their existing terms.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2011

        The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2011.

		Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Year	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Eric J. Gleacher	—	—		—	$—	—	—	—		$—	—	$—
Thomas J. Hughes	—	3,000,000	(3)	—	1.85	2011	5/9/2017	1,000,000	(3)	1,680,000	—	—
John Griff	—	1,000,000	(4)	—	1.46	2011	8/4/2017	—		—	—	—
Patricia A. Arciero-Craig	3,859	—		—	5.77	2002	4/22/2012	137,419	(5)	230,864	—	—
	3,500	—		—	7.35	2002	11/22/2012	—		—	—	—
Bryan Edmiston	—	—		—	—	—	—	11,905	(6)	20,000	—	—
Peter J. McNierney(7)	52,500	—		—	5.80	2002	10/1/2012	—		—	—	—
	300,000	—		—	3.00	2008	12/18/2014	—		—	—	—
	300,000	—		—	4.00	2008	12/18/2014	—		—	—	—
	650,000	—		—	2.49	2010	11/10/2016	—		—	—	—
Jeffrey H. Kugler(8)	—	—		—	—	—	—	—		—	—	—

(1)
A discussion of the assumptions used to value these awards may be found in the corresponding footnotes of the consolidated financial statements in the years in which the awards were granted.

(2)
Market value is computed by multiplying the closing market price of the Company's common stock at the end of the fiscal year 2011 ($1.68) by the number of shares subject to the award.

(3)
In accordance with the Hughes Letter Agreement, as an inducement to commence employment, Mr. Hughes was granted on May 9, 2011, stock options to purchase 3,000,000 shares of common stock and restricted stock units with respect to 1,000,000 shares of common stock, all of which vest in equal annual installments over a three-year period commencing on the grant date.

(4)
In accordance with the Griff Letter Agreement, as an inducement to commence employment, Mr. Griff was granted on August 4, 2011, stock options to purchase 1,000,000 shares of common stock which vest in equal annual installments over a three-year period commencing on the grant date.

(5)
Ms. Arciero-Craig was granted restricted stock units with respect to 20,661, 52,941 and 95,238 shares of common stock on February 13, 2009, February 11, 2010 and February 15, 2011, respectively, each of which vest in equal annual installments over a three-year period.

(6)
Mr. Edmiston was granted restricted stock units with respect to 11,905 shares of common stock on February 15, 2011, which vests in equal annual installments over a three-year period.

(7)
Pursuant to the McNierney Resignation Letter Agreement, equity awards granted that had vested prior to his resignation date remained outstanding and/or were settled in accordance with the terms of the applicable equity award agreements (with any vested stock options remaining exercisable until the expiration date set forth in the applicable equity award agreement), subject to continued compliance with any covenants and other terms and conditions of such equity award agreements.

(8)
Pursuant to the Kugler Letter Agreement, the portion of equity awards granted that were otherwise scheduled to vest during the period beginning on his resignation date and ending on February 15, 2012 were immediately vested. All other equity awards held that were unvested as of his resignation date were forfeited.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2011

        The following table sets forth information regarding equity awards held by our NEOs exercised, vested or settled during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Number of Restricted Stock Units Vesting (#)	Number of RSAs Vested and Restricted Stock Units Settled (#)	Value Realized on Vesting/Settlement ($)(2)
Eric J. Gleacher	—	$—	—	—	—	$—
Thomas J. Hughes	—	—	—	—	—	—
John Griff	—	—	—	—	—	—
Patricia A. Arciero-Craig	—	—	—	24,534	125,000	237,500
Bryan Edmiston	—	—	—	—	—	—
Peter J. McNierney	—	—	—	—	935,181	1,206,383
Jeffrey H. Kugler	—	—	—	45,520	57,843	107,215

(1)
Excludes vested restricted stock units, as shares are not issued to the employee until settlement of the units has occurred.

(2)
Value is computed by multiplying vested shares of restricted stock and settled restricted stock units by the market value of the underlying shares on the vesting/settlement date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As part of our executive compensation program, we have entered into agreements with our NEOs that provide for cash payments and other benefits upon termination of employment with us or a change in control of the Company. Whether, what type, and how significant the benefit is depends generally on the circumstances surrounding the triggering event.

        The following tables set forth the estimated values of benefits payable to our NEOs upon termination of employment under the circumstances indicated in the table. For the purposes of the table below, we have assumed that the triggering event occurred on December 30, 2011, except for Messrs. McNierney and Kugler, where we used data from their actual dates of resignation from the Company (May 2, 2011 and August 15, 2011, respectively). Calculations involving the market price of our common stock were based on the closing price of our common stock on December 30, 2011, which was $1.68 per share. We calculated the cash-out value for restricted stock or restricted stock units on the basis of the closing price of our common stock on December 30, 2011, which was the last trading day in our fiscal year. For employee stock options, we calculated the cash-out value as the option's intrinsic value (equal to the excess of the closing price of our common stock on December 30, 2011 over the exercise price, multiplied by the number of shares covered by the option). Options with a zero or negative intrinsic value were assigned a zero value.

Mr. Gleacher

Triggering Event	Severance Payment ($)		Cash-Out Value of Equity-Based Awards that Vest as a Result of Triggering Event ($)	Value of Benefit Continuation ($)	Gross-Up Payment ($)
Termination without Cause	$350,000	(1)	$—	$12,896	$—	(2)
Termination by Executive for Good Reason(3)	—	(4)	—	—	—	(2)
Termination for Cause	—		—	—	—
Termination Death/Disability	—	(2)	—	—	—	(2)

(1)
In addition to the sums provided, Mr. Gleacher would be eligible for a pro-rated, discretionary bonus for the fiscal year in which the twelve month period following his termination with the Company ends.

(2)
Gross-up payments are paid in the event that Mr. Gleacher becomes subject to the excise tax under Section 4999 of the Internal Revenue Code. Payments are intended to place Mr. Gleacher in the same after-tax position as if no such excise tax had been imposed. There would have been no gross-up payment based on a December 30, 2011 triggering event.

(3)
"Good Reason" as defined in the Gleacher Employment Agreement includes a Change in Control of the Company after which Mr. Gleacher does not continue thereafter as Chairman of the Company. See the discussion above under "Narrative Disclosure and Employment Agreements."

(4)
In addition to any accrued but unpaid base salary and any accrued benefits through the effective date of termination, Mr. Gleacher would be eligible for a pro-rated, discretionary bonus for the fiscal year in which termination occurs.

        Gleacher Employment Agreement.    The Gleacher Employment Agreement provides that upon termination of employment, Mr. Gleacher will be entitled to certain payments or benefits, the amount of which depends upon the circumstances of termination. If Mr. Gleacher terminates his employment without Good Reason or if he is terminated by the Company for Cause, Mr. Gleacher will be entitled to any accrued but unpaid base salary and accrued unpaid benefits, any earned but unpaid bonus with respect to any concluded fiscal year, and continued vesting or forfeiture, in accordance with the schedules provided in the award agreements, of any equity compensation awards granted to him prior to termination. In the event of the termination of his employment by the Company without Cause, Mr. Gleacher will receive his base salary for twelve months following termination, a pro-rated bonus for the fiscal year in which the twelve-month base salary continuation period ends, continuation of health insurance coverage paid by the Company for twelve months following termination, any earned but unpaid bonus with respect to any concluded fiscal year and, subject to his execution of a settlement and release agreement, continued vesting, in accordance with the schedules provided in the award agreements, of any equity compensation awards granted to him prior to termination. If Mr. Gleacher terminates his employment for Good Reason or if his employment is terminated following (and due to) the expiration of the Gleacher Employment Agreement, he will be entitled to any earned but unpaid base salary and accrued but unpaid benefits, any earned but unpaid bonus with respect to any concluded fiscal year, a pro-rated bonus for the year in which termination occurs, and continued vesting or forfeiture in accordance with the schedules provided in the award agreements of any equity compensation awards granted to him prior to termination. Following the termination of Mr. Gleacher's employment for any reason, he must resign any and all officerships and directorships he then holds with the Company, Gleacher Securities and any of their affiliates. In the event of Mr. Gleacher's death or disability, he will be entitled to receive any accrued but unpaid base salary and accrued but unpaid benefits, a pro-rated bonus for the fiscal year in which termination occurs, any other earned but unpaid bonus with respect to any other fiscal year, and continued vesting or forfeiture, in accordance with the schedules provided in the award agreements, of any equity compensation awards granted to him prior to termination. The Gleacher Employment Agreement provides that, in the event that Mr. Gleacher becomes subject to the excise tax under Section 4999 of the Internal Revenue Code, he will be entitled to an additional payment such that he will be placed in the same after-tax position as if no such excise tax had been imposed. The Company believed it necessary to provide Mr. Gleacher with these protections in order to secure his employment as a senior member of the Investment Banking Division of the Company, and in light of his anticipated contributions to the future success of the Company.

Mr. Hughes

Triggering Event	Severance Payment ($)		Cash-Out Value of Equity Based Awards that Vest as a Result of Triggering Event ($)		Value of Benefit Continuation ($)	Gross-Up Payment ($)
Prior to a Change in Control
Termination without Cause	$750,000		$—		$—	$—
Termination by Executive for Good Reason	750,000		1,680,000	(1)	—	—
Termination for Cause	—		—		—
After a Change in Control						—
Termination without Cause	2,531,250	(2)	1,680,000	(1)	—	—
Termination by Executive for Good Reason	2,531,250	(2)	1,680,000	(1)	—	—
Termination for Cause	—		—		—	—
Termination Death/Disability	—		1,680,000	(1)	—	—

(1)
Pursuant to his equity award agreements, Mr. Hughes' 3,000,000 options to purchase common stock and 1,000,000 restricted stock units become fully vested/exercisable in the event of employee's death or disability, termination of employment for Good Reason, or termination of employment by the Company other than for Cause during the two-year period immediately following a Change in Control. Amount represents the number of unvested restricted stock units multiplied by the closing price of the Company's stock on December 30, 2011 as well as the number of unvested options multiplied by the excess of the Company's stock price at December 30, 2011 over the exercise prices of such unvested options.

(2)
Mr. Hughes is entitled to cash payments equal to 1.5 times the sum of (i) his annual base salary and (ii) 125% of his annual base salary if employment is terminated during the two-year period following a change in control by the Company without Cause or by Mr. Hughes for Good Reason.

        Hughes Employment Letter Agreement and Incentive Award Agreements.    The Hughes Letter Agreement provides that upon termination of employment, Mr. Hughes will be entitled to certain payments or benefits, the amount of which depends upon the circumstances of termination. If prior to a change in control, (1) Mr. Hughes' employment is terminated by the Company other than for Cause, death or disability or (2) Mr. Hughes resigns from employment with the Company for Good Reason, subject to his execution and delivery and non-revocation of a release of claims against the Company and his continued compliance with the restrictive covenants set forth in the Hughes Letter Agreement, Mr. Hughes will be entitled to continue to receive payment of his annual base salary for twelve months following the date of his termination of employment in accordance with the Company's normal payroll practices. If, during the two-year period following a Change in Control either (a) Mr. Hughes' employment is terminated by the Company other than for Cause, death or disability or (b) Mr. Hughes resigns from employment with the Company for Good Reason, subject to his execution and delivery and non-revocation of a release of claims against the Company and his continued compliance with the restrictive covenants set forth in the Hughes Letter Agreement, Mr. Hughes will be entitled to receive cash payments equal to 1.5 times the sum of (i) his annual base salary and (ii) 125% of his annual base salary, with such amount to be paid in equal installments over the twelve-month period ending on the first anniversary of the date of his termination of employment in accordance with the Company's normal payroll practices.

        For additional information on the terms of the Hughes Letter Agreement, please see the section titled "Narrative Disclosure and Employment Agreements — Mr. Hughes' Employment Letter Agreement" above.

        Pursuant to Mr. Hughes' stock option agreements, any unvested portion of the stock option awards will vest in full upon Mr. Hughes' termination of employment due to his death, or, subject to his execution of a release and separation agreement, a resignation by him for Good Reason, disability or a termination by the Company without Cause during the two-year period following a Change in Control of the Company. In the event of Mr. Hughes' resignation without "Good Reason" or termination by the Company without Cause prior to a Change in Control, the portion of unvested options outstanding at the time of termination will be forfeited, and the portion of vested options will remain exercisable for a length of time as proscribed in the stock option agreement.

        Under Mr. Hughes' restricted stock units agreement, any unvested restricted stock units will vest in full and settled upon Mr. Hughes' termination of employment due to his death, or, subject to his execution of a release and separation agreement, a resignation by him for "Good Reason," disability or a termination by the Company without "Cause" during the two-year period following a "Change in Control" of the Company. In the event of Mr. Hughes' termination under any other circumstance, all unvested restricted stock units as of the date of termination will be forfeited. "Change in Control," "Good Reason" and "Cause" in Mr. Hughes' stock option and restricted stock units agreement have the same definitions as the Hughes Letter Agreement.

Mr. Griff

Triggering Event	Severance Payment ($)	Cash-Out Value of Equity Based Awards that Vest as a Result of Triggering Event ($)		Value of Benefit Continuation ($)	Gross-Up Payment ($)
Prior to a Change in Control Termination without Cause	$—	$—		$—	$—
Termination by Executive for Good Reason	—	220,000	(1)	—	—
Termination for Cause	—	—		—	—
After a Change in Control
Termination without Cause	—	220,000	(1)	—	—
Termination by Executive for Good Reason	—	220,000	(1)	—	—
Termination for Cause	—	—		—	—
Termination Death/Disability	—	220,000	(1)	—	—

(1)
Pursuant to Mr. Griff's equity award agreement, Mr. Griff's 1,000,000 options to purchase common stock become fully vested and exercisable in the event of his death or disability, a termination of employment by him for Good Reason or, subject to his execution of a release and separation agreement, by the Company without Cause during the two-year period immediately following a Change in Control. Amount represents the number of unvested options multiplied by the excess of the Company's stock price at December 30, 2011 over the exercise prices of such unvested options.

        Mr. Griff's Stock Option Agreement.    Mr. Griff's stock option agreement provides that the unvested portion of Mr. Griff's stock option award will vest in full upon his termination of employment due to his death or "Disability," a resignation by him for "Good Reason" or a termination by the Company without "Cause" during the two-year period following a "Change in Control" of the Company. "Change in Control," "Good Reason" and "Cause" have specific meanings defined in Mr. Griff's stock option agreement. For additional information, please see the discussion under the heading "Potential Payments Upon Termination or Change in Control."

        For additional information on the terms of Mr. Griff's stock option agreement, please see the section titled "Narrative Disclosure and Employment Agreements — Mr. Griff's Employment Letter Agreement" above.

Ms. Arciero-Craig

Triggering Event	Severance Payment ($)	Cash-Out Value of Equity-Based Awards that Vest as a Result of Triggering Event ($)		Value of Benefit Continuation ($)
Termination without Cause	$—	$160,000	(1)	$—
Termination for Good Reason	—	160,000	(1)	—
Termination for Death/Disability	—	230,864	(2)	—

(1)
Represents 95,238 unvested restricted stock units multiplied by the closing price of the Company's common stock on December 30, 2011 as this award would immediately vest in accordance with its original grant terms. In addition, as of December 30, 2011, Ms. Arciero-Craig had outstanding 73,602 restricted stock units, of which 31,421 had vested on or before December 30, 2011. The remaining 42,181 unvested restricted stock units would continue to vest in accordance with their original grant terms. The vesting provisions of all awards are conditional upon the execution of a settlement agreement and release in such form as may be reasonably requested by the Company.

(2)
Represents the number of unvested restricted stock units multiplied by the closing price of the Company's common stock on December 30, 2011.

        Arciero-Craig Non-Compete and Non-Solicit Agreement.    Following a termination of her employment by the Company without Cause, or a termination by Ms. Arciero-Craig for Good Reason (in each case as defined in her non-compete and non-solicit agreement), all of her outstanding restricted stock units will continue to vest in accordance with their respective schedules (subject to her execution of a settlement and release agreement).

Mr. Edmiston

Triggering Event	Severance Payment ($)	Cash-Out Value of Equity-Based Awards that Vest as a Result of Triggering Event ($)		Value of Benefit Continuation ($)
Termination without Cause	$—	$—	(1)	$—
Termination for Good Reason	—	—	(1)	—
Termination for Death/Disability	—	—	(1)	—

(1)
As of December 30, 2011, Mr. Edmiston had outstanding a total of 11,905 unvested restricted stock units which would continue to vest in accordance with their original grant terms on the condition that Mr. Edmiston executes a settlement agreement and release in such form as may be reasonably requested by the Company.

Mr. McNierney

Triggering Event	Severance Payment ($)		Cash-Out Value of Equity-Based Awards that Vest as a Result of Triggering Event ($)		Value of Benefit Continuation ($)
Termination by Executive without Good Reason	$1,999,750	(1)	$—	(1)	$10,406	(1)

(1)
On May 2, 2011, Mr. McNierney resigned from the Company. In connection with his resignation, the Company and Mr. McNierney entered into a letter agreement pursuant to which the Company paid Mr. McNierney severance payments totaling $1,999,750, consisting of (1) a lump sum payment of $1,093,750, (2) continued payment of Mr. McNierney's annual base salary (at his then-current base salary rate of $300,000) for six months following his resignation date and (3) the $756,000 payment due to Mr. McNierney under the McNierney Continued Employment Letter Agreement. Under the letter agreement, Mr. McNierney was also entitled to twelve months of continued health care benefits. All of Mr. McNierney's options not vested as of the grant date under the McNierney Stock Option Agreements were forfeited.

Mr. Kugler

Triggering Event	Severance Payment ($)		Cash-Out Value of Equity Based Awards that Vest as a Result of Triggering Event ($)		Value of Benefit Continuation ($)
Termination by Executive without Good Reason	$72,917	(1)	$54,896	(2)	$—	(1)

(1)
On August 15, 2011, Mr. Kugler resigned from the Company. In connection with his resignation, the Company and Mr. Kugler entered into a letter agreement (the "Kugler Letter Agreement") regarding the terms of Mr. Kugler's resignation. The Kugler Letter Agreement provided for immediate vesting of portions of equity awards granted to Mr. Kugler, totaling 42,555 shares of the Company's common stock. All other restricted stock and restricted stock units that were unvested as of Mr. Kugler's resignation date were forfeited. In addition, Mr. Kugler received a continuation of his annual base salary of $250,000 in installments through December 31, 2011.

(2)
Represents 42,555 unvested equity awards which became fully vested in accordance with the Kugler Letter Agreement multiplied by the closing price of the Company's common stock on August 15, 2011, the resignation date.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

        The Company has an Executive Compensation Committee responsible for approving the compensation of the Company's executive officers. During the 2011 fiscal year, Messrs. Gerard, Cohen, Patterson and Rohde served on the Executive Compensation Committee. As of May 9, 2011, Mr. Patterson no longer served on the Committee. None of our executive officers served as (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Executive Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Executive Compensation Committee or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. No member of our Executive Compensation Committee has ever been our employee. The issuance of options to members of our Executive Compensation Committee is discussed herein under the heading "Director Compensation."

INFORMATION ABOUT STOCK OWNERSHIP AND EQUITY COMPENSATION PLANS

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on the Company's review of reports filed by directors, executive officers and 10% stockholders of the Company on Forms 3, 4 and 5 pursuant to Section 16(a) of the Exchange Act, the Company believes that all such reports were filed on a timely basis during fiscal year 2011.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2011 with respect to shares of common stock of the Company that may be issued under the Company's existing equity compensation plans.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Security Holders(2)	22,812,180	(3)	$2.92	(4)	25,142,882	(5)
Equity Compensation Plans Not Approved by Security Holders(6)	2,036,287	(7)	$1.89	(8)	—

Total	24,848,467		$2.83		25,142,882

(1)
In accordance with the provisions of the ICP, no future awards will be granted under the 1999 Long Term Incentive Plan or the 2001 Long Term Incentive Plan. In addition, the Company previously offered its employees tax planning opportunities through nonqualified deferred compensation plans. It first adopted the Predecessor Key Plan and Predecessor Professional Plan. It then froze these plans in 2005 and adopted new plans (the Key Plan and the Professional Plan) as a result of changes in the tax laws. However, as a result of declining participation, the costs of administrating the 2005 Plans were determined to outweigh the benefits of maintaining them and the Company decided to freeze the Key Plan and the Professional Plan as well. Therefore, no future awards will be granted under the Predecessor Key Plan, Predecessor Professional Plan, Key Plan or Professional Plan.

(2)
Consists of the Company's 1999 Long Term Incentive Plan, 2003 Directors' Stock Plan, 2005 Deferred Compensation Plan for Key Employees (the "Key Plan"), 2005 Deferred Compensation Plan for Professional and Other Highly Compensated Employees (the "Professional Plan") and the ICP.

(3)
Consists of 52,500 options under the 1999 Long Term Incentive Plan, 647,480 options under the 2003 Directors' Stock Plan, 7,459,859 options under the ICP, 21,368 shares of restricted stock under the 2003 Directors' Stock Plan, 6,092,363 shares of restricted stock under the ICP, 8,531,948 restricted stock units under the ICP, 6,185 phantom stock units under the Key Plan and 477 phantom stock units under the Professional Plan.

(4)
Weighted average exercise price of outstanding options under the 1999 Long Term Incentive Plan, the 2003 Directors' Stock Plan, and the ICP as well as the restricted stock units and restricted stock awards granted under the ICP (excludes phantom stock units granted under the Key Plan and the Professional Plan).

(5)
Consists of 1,331,152 shares under the 2003 Directors' Stock Plan and 23,811,730 shares under the ICP.

(6)
Consists of the 2001 Long Term Incentive Plan, the Deferred Compensation Plan for Key Employees (the "Predecessor Key Plan") and the Deferred Compensation Plan for Professional and Other Highly Compensated Employees (the "Predecessor Professional Plan"). No options or other benefits under the 2001 Long Term Incentive Plan may be granted to directors or executive officers of the Company.

(7)
Consists of 23,109 shares underlying options outstanding under the 2001 Long Term Incentive Plan, 13,178 phantom stock units outstanding under the Predecessor Key Plan and 1,000,000 restricted stock units and options covering 1,000,000 shares granted to Mr. Hughes pursuant to inducement award agreements. Please see "Narrative Disclosure and Employment Agreements" above for further information.

(8)
Weighted average exercise price of outstanding options under the 2001 Long Term Incentive Plan (excludes phantom stock units granted under the Predecessor Key Plan).

STOCK OWNERSHIP OF PRINCIPAL OWNERS AND MANAGEMENT

        The following table sets forth information concerning the beneficial ownership of common stock of the Company as of February 29, 2012, by:

  •
  each person known by us to beneficially own more than 5% of our common stock,

  •
  each of our directors and nominees for the Board of Directors,

  •
  each of our Named Executive Officers, and

  •
  all of our directors and current executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of February 29, 2012 are considered outstanding. These shares, however, are not considered outstanding as of February 29, 2012 when computing the percentage ownership of each other person. Percentage of ownership is based on 127,365,531 shares of our common stock outstanding on February 29, 2012.

	Shares Beneficially Owned(1)		Deferred Stock Units(2)
Name	Number	Percent	Number
MatlinPatterson FA Acquisition LLC(3)	35,568,261	27.9%	—
Eric J. Gleacher(4)	14,393,745	11.3%	—
Thomas J. Hughes	—	—	1,000,000
John Griff	625,000	*	—
Patricia A. Arciero-Craig(5)	439,917	*	116,434
Bryan Edmiston	175,218	*	7,937
Henry S. Bienen	39,010	*	—
Marshall Cohen(5)	174,739	*	—
Robert A. Gerard(5)(6)	311,080	*	—
Mark R. Patterson(3)	35,568,261	27.9%	—
Christopher R. Pechock	—	—	—
Bruce Rohde(5)	278,933	*	—
Robert S. Yingling	69,874	*	—
Peter J. McNierney† (5)	1,810,497	1.4%	—
Jeffrey Kugler†	63,509	*	—
All directors and current executive officers as a group (12 persons)(5)(7)	52,075,777	40.7%	1,124,371

*
Less than one percent.

†
Mr. McNierney resigned from the Company on May 2, 2011. Mr. Kugler resigned from the Company on August 15, 2011.

(1)
Except as noted in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)
Represents shares underlying restricted stock units issued under the ICP. Of these, restricted stock units have vested (but have not been settled) or will vest within 60 days of February 29, 2012, with respect to 35,293 of Ms. Arciero-Craig's shares.

(3)
The indicated interest was reported on a Schedule 13D/A filed on August 27, 2009, with the SEC by MatlinPatterson FA Acquisition LLC on behalf of itself, MatlinPatterson Asset Management LLC, MP II Preferred Partners L.P., MatlinPatterson LLC, MP Preferred Partners GP LLC, David J. Matlin, and Mark R. Patterson as beneficial owners of securities of the Company. Beneficial ownership of the shares held by MatlinPatterson FA Acquisition LLC — 35,568,261 (shared voting and shared dispositive power) was also reported for: MP II Preferred Partners L.P. — 35,568,261 (shared voting and shared dispositive power), MP Preferred Partners GP LLC — 35,568,261 (shared voting and shared dispositive power), MatlinPatterson Asset Management LLC — 35,568,261 (shared voting and shared dispositive power), MatlinPatterson LLC — 35,568,261 (shared voting and shared dispositive power), David J. Matlin — 35,568,261 (shared voting and shared dispositive power), and Mark R. Patterson — 35,568,261 (shared voting and shared dispositive power). The address of MatlinPatterson FA Acquisition LLC is 520 Madison Avenue, 35th Floor, New York, NY 10022.

(4)
Includes 282,436 shares held in escrow and subject to forfeiture to satisfy any indemnification obligations pursuant to the Agreement and Plan of Merger, dated March 2, 2009. The address of Mr. Gleacher is c/o Gleacher & Company, Inc., 1290 Avenue of the Americas, New York, NY 10104.

(5)
Includes shares of common stock that may be acquired within 60 days of February 29, 2012 through the exercise of stock options as follows: Mr. McNierney: 1,302,500; Mr. Gerard: 247,783; Mr. Rohde: 178,933; Mr. Cohen: 174,739; Ms. Arciero-Craig: 7,359; and all directors and current executive officers as a group: 608,814.

(6)
Includes 59,000 shares held by GFP, L.P., a limited partnership. Mr. Gerard is the General Partner and Investment Manager of GFP, L.P.

(7)
Excludes shares owned by Messrs. McNierney and Kugler who resigned from the Company on May 2, 2011 and August 15, 2011, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

        Under the Company's Related Party Transactions Policy (the "Policy"), no Related Party shall engage in a Related Party Transaction (in each case, as such terms are defined below) unless the Company's Audit Committee shall have previously determined, in its good faith judgment, that such transaction is in, or is not inconsistent with, the best interests of the Company. If any members of the Audit Committee shall have a direct or indirect interest in such related party transaction, then such transaction may be effected only after receiving the approval of a majority of the independent members of the Company's Board of Directors having no interest in such transaction, based on such directors' good faith judgment that such transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Under the Policy, "Related Parties" include:

        (1)   any director or director nominee of the Company,

        (2)   any executive officer (as defined in Rule 3b-7 of the rules promulgated by the SEC under the Exchange Act) of the Company,

        (3)   any employee who is the head or in charge of a Company's subsidiary business unit,

        (4)   any stockholder that, together with its affiliates, owns in excess of ten percent of any class of outstanding voting capital stock of the Company,

        (5)   any person who is an immediate family member or spouse of an executive officer or director of the Company, or

        (6)   any entity that is owned or controlled by someone listed in paragraph (1), (2), (3), (4) or (5) above, or an entity in which someone listed in paragraph (1), (2), (3), (4) or (5) above has a substantial ownership interest or control of such entity.

        A "Related Party Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its controlled subsidiaries is or will be a participant and in which any Related Party has or will have a direct or indirect interest, other than:

  •
  transactions available to all employees of the Company generally,

  •
  transactions involving less than $75,000 when aggregated with all similar transactions, or

  •
  transactions whereby the Related Party renders services to the Company in his or her capacity as an officer or director of the Company and is compensated for such services pursuant to approval of the Company's Board of Directors or an appropriate committee thereof.

        The Audit Committee may provide advance and standing approvals for types or classes of Related Party Transactions, subject to such conditions or qualifications as it may determine. Any such approval may be withdrawn at any time, but such withdrawal shall not affect the authorized status of prior Related Party Transactions affected under the standing approval prior to its withdrawal.

        Each of the referenced transactions below that require approval or ratification by the Audit Committee pursuant to the Policy has been so approved or ratified.

Related Party Transactions

        Services Rendered to MatlinPatterson.    From time to time, Gleacher Securities provides brokerage services to MatlinPatterson, one of our principal stockholders, or its affiliated entities, which services are provided by Gleacher Securities in the ordinary course of its business. In 2011, MatlinPatterson paid $19,140 to Gleacher Securities for such services.

        From time to time, Gleacher Securities has provided investment banking services to MatlinPatterson or its affiliated entities, which services are provided by Gleacher Securities in the ordinary course of its business. In 2011, Gleacher Securities did not receive any fees for such services.

        Gleacher Matters.    In connection with the Gleacher transaction, pursuant to which we acquired Gleacher Partners, Inc. in June 2009, Mr. Gleacher became our Chairman and a senior member of our Investment Banking Division and entered into an employment agreement with us. Mr. Gleacher's employment arrangements and the compensation paid to him for 2011 are described under the heading "Compensation of Executive Officers." In addition, we entered into a registration rights agreement in which we agreed to register, subject to a variety of terms and conditions, the future offer and sale of our shares of common stock issued to Mr. Gleacher in the transaction. We also entered into a Trade Name and Trademark Agreement, pursuant to which we obtained the right to use the "Gleacher" name in specified areas at no additional cost. Also at the closing, our Chairman's son-in-law, Mr. Kenneth Ryan, became an employee of our Investment Banking Division, with a three-year employment agreement and a base salary of $350,000. As disclosed in our 2011 proxy statement, Mr. Ryan was also awarded a bonus of $500,000, payable in equity granted in February 2011. Mr. Ryan resigned from the Company in August 2011. During 2011, Mr. Ryan received a prorated salary of $228,173. The Company also agreed to change the timing of a $1.5 million payment otherwise due to Mr. Ryan under the Gleacher Transaction acquisition agreements so that it would be paid on the same schedule as if he had remained an employee of the Company, rather than on a deferred basis, as provided in the agreements. In return, Mr. Ryan agreed to accept a payment that would be discounted to reflect the accelerated pay schedule.

FORWARD-LOOKING STATEMENTS

        This report contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the SEC. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

OTHER MATTERS

        At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares that they represent.

        PLEASE NOTE THAT UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011. REQUESTS SHOULD BE DIRECTED TO GLEACHER & COMPANY, INC., 1290 AVENUE OF THE AMERICAS, NEW YORK, NY 10104, ATTN: CORPORATE SECRETARY.

        You are urged to sign and to return your Proxy and promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

By Order of the Board of Directors

Patricia A. Arciero-Craig
Secretary

New York, New York
April 26, 2012

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2 and Proposal 3. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.1 1. Election of nine (9) individuals to the Board of Directors for a term of one year: Eric J. Gleacher Thomas J. Hughes Henry S. Bienen Marshall Cohen Robert A. Gerard Mark R. Patterson Christopher R. Pechock Bruce Rohde Robert S. Yingling 2. Advisory vote to approve the compensation of our named executive officers. 3. Proposed ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF STOCKHOLDERS OF GLEACHER & COMPANY, INC. May 24, 2012 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 00003333333330303000 5 052412 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=02309 FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

ANNUAL MEETING OF STOCKHOLDERS OF GLEACHER & COMPANY, INC. May 24, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=02309 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2 and Proposal 3. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.1. Election of nine (9) individuals to the Board of Directors for a term of one year: Eric J. Gleacher Thomas J. Hughes Henry S. Bienen Marshall Cohen Robert A. Gerard Mark R. Patterson Christopher R. Pechock Bruce Rohde Robert S. Yingling 2. Advisory vote to approve the compensation of our named executive officers. 3. Proposed ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 00003333333330303000 5 052412 FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

1 14475 COMMENTS: GLEACHER & COMPANY, INC. 1290 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10104 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Eric J. Gleacher and Thomas J. Hughes, and each of them, as proxies, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all common stock of Gleacher & Company, Inc. held of record by the undersigned on April 18, 2012 at the Annual Meeting of Stockholders to be held at 9:00 A.M. (EDT) on Thursday, May 24, 2012 at 1290 Avenue of the Americas, New York, NY 10104, or at any adjournment thereof. IN THEIR DISCRETION, THE ABOVE-NAMED PROXIES ARE AUTHORIZED TO VOTE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND PROPOSAL 3. (Continued and to be signed on the reverse side)